EXHIBIT 10.43

REDEVELOPMENT AGREEMENT

Between the

LAND CLEARANCE FOR REDEVELOPMENT AUTHORITY

OF THE CITY OF ST. LOUIS

And

PINNACLE ENTERTAINMENT, INC.

Dated as of

April 22, 2004

NEW RIVERFRONT CASINO AND MIXED-USE REDEVELOPMENT PROJECT

REDEVELOPMENT AGREEMENT

THIS REDEVELOPMENT AGREEMENT (this “Agreement”) is made and entered into as of this 22nd day of April, 2004, by and between the LAND CLEARANCE FOR REDEVELOPMENT AUTHORITY OF THE CITY OF ST. LOUIS (the “LCRA”), a public body corporate and politic established pursuant to the Land Clearance for Redevelopment Authority Law of the State of Missouri, for itself and on behalf of the City of St. Louis, Missouri (the “City”), a political subdivision of the State of Missouri, and PINNACLE ENTERTAINMENT, INC. (the “Redeveloper”), a corporation duly organized and existing under the laws of the State of Delaware. (All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Article I of this Agreement.)

RECITALS

A. The LCRA is a body corporate and politic and is duly constituted according to the Land Clearance for Redevelopment Authority Law, Sections 99.300 to 99.660 of the Revised Statutes of Missouri, as amended (the “LCRA Law”).

B. On January 21,1981, pursuant to Ordinance No. 58215, the Board of Aldermen of the City of St. Louis, Missouri found that certain property along the downtown St Louis riverfront constituted a blighted area as defined in Section 99.320 of the Revised Statutes of Missouri, as amended (the “Area”).

C. The LCRA thereafter prepared and submitted to the City for its review and approval a redevelopment plan titled “Redevelopment Plan for the Riverside Urban Redevelopment Area,” dated January 21,1981 (the “Redevelopment Plan”).

D. On March 25, 1981, the Board of Aldermen of the City approved the Redevelopment Plan pursuant to Ordinance No. 58272 (the “Approving Ordinance”).

E. The Port Authority of the City of St Louis (the “Port Authority”) and the LCRA, in cooperation with the St Louis Development Corporation (“SLDC”) published a Request for Proposals on August 3, 2003 in the St. Louis Post-Dispatch and August 7, 2003, in the St. Louis American, newspapers of general circulation within the City, soliciting proposals for the construction of a gaming facility and mixed-use development within the Area, and made such Request for Proposals available for potential redevelopers of the Area.

F. Redeveloper, in response to the solicitation of proposals from redevelopers, submitted its redevelopment proposal dated November 14, 2003, as amended by written supplemental responses and those written statements which were made on the record to the Selection Committee or City or their agents for a development within the Area (the “Proposal”) on approximately 7.27 acres of real property owned by Redeveloper bounded by Carr Street, North Second Street, Dr. Martin Luther King Drive and North Third Street (the “Redevelopment Area”).

G. The Proposal calls for development of an approximately 75,000 square foot gaming facility and related parking structure within the Redevelopment Area, as well as construction in the Redevelopment Area of residential, commercial or mixed-use space (the “Redevelopment Project”).

H. On January 15, 2004, the Port Authority and LCRA, acting on a recommendation by an eight-member selection committee, determined to pursue the Proposal of Redeveloper and negotiate a term sheet (the “Term Sheet”) with Redeveloper.

I. On January 30, 2004, the Board of Aldermen of the City received a thirty (30) day notice from LCRA of its intent to enter into a redevelopment agreement with Redeveloper.

J. On February 24, 2004, the Board of Commissioners of the LCRA approved the Term Sheet by resolution number 04-LCRA-7615.

K. On February 24, 2004, the Board of Commissioners of the Port Authority approved the Term Sheet by resolution number 04-PT-5E.

L. On March 10, 2004, the Board of Estimate and Apportionment of the City approved the Term Sheet.

M. On March 12, 2004, by Ordinance No. 66243 (Board Bill No. 435), the Board of Aldermen of the City approved the Term Sheet, found that negotiation and execution, by LCRA, of a redevelopment agreement based on provisions set forth in the Term Sheet were consistent with the LCRA Law, the Approving Ordinance and the Redevelopment Plan, authorized LCRA to negotiate and execute a redevelopment agreement with Redeveloper based on the provisions of the Term Sheet for the benefit of and on behalf of the City (the “Redevelopment Agreement”) and found that performance by LCRA, the City and the Redeveloper of their respective obligations under the Redevelopment Agreement is necessary and desirable and in the best interests of the City and the health, safety, morals and welfare of its residents, and in accord with the public purposes specified in the Redevelopment Plan.

N. The LCRA is authorized, pursuant to the Redevelopment Plan and Section 99.420 of the LCRA Law, to enter into the Redevelopment Agreement pertaining to redevelopment of the Redevelopment Area.

AGREEMENT

Now, therefore, in consideration of the premises and promises contained herein and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITION

1.1 Definitions

In addition to other defined words and terms set forth herein, as used in this Agreement, the following words and terms shall have the following meanings:

“Agreement” means this Redevelopment Agreement, as the same may be from time to time modified, amended or supplemented in writing by the parties hereto in accordance with Section 4.24.

“Approving Ordinance” means Ordinance No. 58272 designating the Area and approving the Redevelopment Plan.

“Authorizing Ordinance” means Ordinance No. 66243 [Board Bill No. 435] affirming approval and adoption of the Redevelopment Plan and designation of the Redevelopment Area, approving the Term Sheet and authorizing the LCRA to enter into a Redevelopment Agreement with Redeveloper.

“Board of Aldermen” means the Board of Aldermen of the City.

“Certificate of Commencement of Construction” means a document substantially in the form of Exhibit D, attached hereto and incorporated by reference herein, delivered by Redeveloper to the LCRA in accordance with this Agreement and evidencing commencement of construction of the Redevelopment Project.

“Certificate of Substantial Completion” means a document substantially in the form of Exhibit E, attached hereto and incorporated herein by reference, issued by the Redeveloper to the LCRA in accordance with this Agreement and evidencing the Redeveloper’s satisfaction of all obligations and covenants to construct the Redevelopment Project in accordance with the Redevelopment Plan and this Agreement.

“City” means the City of St. Louis, Missouri, a city and political subdivision duly organized and existing under its charter and the Constitution and laws of the State of Missouri.

“Commission Acceptance Date” means the date the MGC has (i) selected Redeveloper’s application for suitability investigation (the “Investigation Date”) and (ii) approved Redeveloper’s preliminary site plan.

“Construction Plans” means plans, drawings, specifications and related documents, and construction schedules for the construction of the Work, together with all supplements, amendments or corrections, submitted by the Redeveloper and approved by the LCRA in accordance with this Agreement and applicable law.

“County” means St. Louis County, Missouri.

“CPI” means the Index now known as the “U.S. Bureau of Labor Statistics, Consumer Price Index for all Urban Wage Earners and Clerical Workers for St. Louis, Missouri, All Items” (base 1993-1995=100). If the Index is changed or abandoned during the term of this Agreement, the parties shall attempt to agree upon a comparable substitute index, formula, or other means of measurement of the relative purchasing power of the dollar and if the parties cannot so agree, the substitute index shall be selected by the senior-most retired judge available who is certified in alternative dispute resolution by United States Arbitration & Mediation - Midwest, Inc.

“Default Rate” means a per annum rate of interest equal to two percent (2%) over the prime rate charged by Bank of America, N.A. or its successor, but in no event greater than the highest rate permitted under applicable law in effect from time to time.

“Governmental Approvals” means all gaming approvals, plat approvals, re-zoning or other zoning changes, site plan approvals, conditional use permits, licenses, variances, vacations, building permits, or other subdivision, zoning, or similar approvals from local, state and federal authorities and agencies required for the implementation of the Redevelopment Project related to the Redevelopment Area and consistent with the Redevelopment Plan and this Agreement.

“Licensure” means the initial license granted to Redeveloper by MGC for the opening of the Project, including a Class A, key person or other license.

“MGC” means the Missouri Gaming Commission.

“Improvements” means, in addition to the Essential Elements listed on Exhibit B, the improvements set forth on Exhibit C.

“Property” means the real property (including without limitation all options held by third parties, fee interests, leasehold interests, tenants-in-common interests and such other like or similar interests) and existing improvements in the Redevelopment Area.

“Proposal” means the document on file with the LCRA and incorporated herein by reference, titled “Proposal for Gaming Facilities and Related Mixed-Use Development,” dated on or about November 14, 2003, as amended by Redeveloper’s written supplemental responses and those written statements which were made on the record to the Selection Committee or City or their agents for a development within the Area.

“Redeveloper” means Pinnacle Entertainment, Inc., a corporation duly organized and existing under the laws of the State of Delaware and duly qualified in the State of Missouri, or its permitted successors or assigns in interest.

“Redevelopment Area” means the real property generally described above and legally described in Exhibit A, attached hereto and incorporated herein by reference.

“Redevelopment Plan” means the plan titled “Redevelopment Plan for the Riverside Urban Redevelopment Area,” as approved by the City on March 25, 1981, pursuant to the Approving Ordinance as such plan may from time to time be amended.

“Redevelopment Project” or “Project” means a luxury class gaming and multi-use development within the Redevelopment Area in accordance with the Proposal, this Agreement and Ordinance No. 66243 [Board Bill No. 435] and which shall, at a minimum, contain the elements and features set forth in Exhibit B (the “Essential Elements”) and as otherwise provided in this Redevelopment Agreement.

“Work” means all work necessary to prepare the Redevelopment Area and to construct or cause the construction and completion of the Redevelopment Project as specifically described in the Proposal and this Agreement, including, but not limited to:

(1) property acquisition; (2) professional services, including, but not limited to, architecture, engineering, surveying, financing, legal and planning and consulting; (3) demolition, site preparation and improvements; (4) construction, reconstruction or rehabilitation of the buildings interiors, the shell, the façade and the structural elements of the buildings; (5) construction, reconstruction, renovation and/or rehabilitation of related infrastructure and/or improvements, including without limitation surrounding roads, sidewalks and parking facilities; (6) installation of lighting, and landscaping; and (7) all other work described in the Proposal and this Agreement, or reasonably necessary to effectuate the intent of this Agreement.

ARTICLE II.

ACCEPTANCE OF PROPOSAL

2.1 Redeveloper Designation

The LCRA hereby selects the Redeveloper to perform or cause the performance of the Work in accordance with the Proposal and this Agreement. To the extent of any inconsistency between the foregoing, the parties agree that this Agreement shall govern.

2.2 Redeveloper to Advance Costs

The Redeveloper agrees to advance all Project costs as necessary to acquire the Property and to complete the Work. Additionally, and not by way of limitation:

(i) the LCRA acknowledges payment by the Redeveloper of a Ten Thousand and No/100 Dollar ($10,000.00) filing fee associated with its Proposal (the “Application Fee”);

(ii) the LCRA acknowledges payment by the Redeveloper of a Fifty Thousand and No/100 Dollar ($50,000.00) administrative fee associated with the selection of its Proposal for the gaming and mixed-use project by the City (the “Administrative Fee”);

(iii) the Redeveloper shall, concurrently with the execution of this Agreement, reimburse the City and LCRA for all of their reasonable outside consultant costs, including reasonable attorneys’ fees, incurred in excess of the Administrative Fee up to and including the date of execution of this Agreement;

(iv) the Redeveloper shall pay to the City and LCRA such additional amounts as invoiced on a monthly basis by LCRA to reimburse the City and LCRA for their actual reasonable outside consultant fees, including reasonable attorneys’ fees, incurred in excess of the Administrative Fee in connection with the MGC and City approval processes through the MGC licensing of the Project;

(v) in consideration of the City’s cooperation regarding certain City actions, including but not limited to, vacation of streets and rights-of-way, and to assure the continued delivery of quality City services related to the Project, the Redeveloper shall make, by January 31st of each year commencing on the January 31st immediately following MGC licensure of Redeveloper for any gaming project operated by Redeveloper located in the County (the “‘County Project”) which County Project opens within seven (7) years of the initial Licensure of Redeveloper for the Project, and provided the County Project continues in operation thereafter, an annual payment to the City of One Million and No/100 Dollars ($1,000,000.00) (the “City Services Fee”). The City shall use the City Services Fee proceeds for services and capital improvements within the downtown area of the City, such services and capital improvements to be designated by the City in its sole discretion. This City Services Fee shall be in addition to all other payments by the Redeveloper to the City or LCRA pursuant to this Agreement and otherwise required by law.

ARTICLE III.

CONSTRUCTION OF REDEVELOPMENT PROJECT

3.1 Acquisition of Property

Redeveloper represents that, as of the date of this Agreement, Redeveloper is the fee owner of the Property. Any additional properties acquired by the Redeveloper for completion of the Project shall be held in the name of the Redeveloper and shall be subject to the terms, conditions and covenants contained herein immediately upon acquisition.

3.2 Title Insurance and Survey

Redeveloper shall, at its sole cost and expense and no later than twenty (20) days after the execution of this Agreement, provide to LCRA copies of an owner’s title insurance policy evidencing that Redeveloper has insured and marketable title to the Redevelopment Area, issued by a title company licensed in the State of Missouri of Redeveloper’s choice, which title insurance policy shall provide title insurance in an amount equal to the aggregate purchase price paid by Redeveloper for the Redevelopment Area properties. Redeveloper shall, at its sole cost and expense and no later than sixty (60) days after the execution of this Agreement, provide LCRA with a copy of a survey or surveys, prepared by a surveyor of Redeveloper’s choice, who is licensed to conduct surveys in the State of Missouri, which is prepared in accordance with the ALTA/ACSM survey standards generally acceptable within the State of Missouri, which survey or surveys shall show contour lines and locate any and all boundaries, present improvements, utilities, sewers, easements, rights-of-way and encroachments concerning the Redevelopment Area.

3.3 Condemnation

As of the date of this Agreement, it is not anticipated that the exercise of the power of eminent domain will be necessary to acquire any portion of the Property or related property interests in the Redevelopment Area. If such power of eminent domain is reasonably necessary for Redeveloper to accomplish the Project, the following shall apply.

3.3.1    If, in addition to the Property, any other fee or lesser title to any properties in the Redevelopment Area (including, without limitation, easements or other interests in real property from railroads or the Missouri Highway and Transportation Department) (“Condemnation Property”) must be obtained: (i) for the initial construction of the Project; or (ii) with respect to any future geographic expansion of the Project in the Redevelopment Area after the Certificate of Substantial Completion for the casino and hotel portion of the Project is delivered by Redeveloper and accepted by the LCRA, the City and/or LCRA will cooperate with and assist Redeveloper in obtaining any such Condemnation Property. At Redeveloper’s request, LCRA and the City shall use their reasonable best efforts to acquire such Condemnation Property in a timely manner by negotiation and/or eminent domain as is reasonably requested by Redeveloper for exercise of its development rights.

3.3.2    In any event, the LCRA will not initiate eminent domain procedures for the Project unless and until the Redeveloper has provided the LCRA with a direct draw irrevocable letter of credit in an amount satisfactory to the LCRA (the “Acquisition Letter of Credit”), based upon the estimated total amount of the costs of acquisition of the Condemnation Property which shall include, without limitation, the negotiated price or the condemnation award relating to the Condemnation Property, taxes to be apportioned to the LCRA at the time of acquisition, court costs, filing fees, title work fees, appraisal fees, environmental inspection fees, legal fees, publication costs, expenditures for property management, and all administrative and other expenses incurred by the LCRA in connection with the acquisition of the Condemnation Property (hereinafter collectively referred to as the “Acquisition Costs”); provided, however, that such estimation shall not be binding on the LCRA and the LCRA reserves the right to require increasing the amount of the Acquisition Letter of Credit at any time as determined necessary by the LCRA acting in its sole discretion.

3.3.3    The LCRA shall review the amount of the Acquisition Letter of Credit from time to time in relation to the actual accrued Acquisition Costs and the updated estimates of any additional Acquisition Costs and may require the Redeveloper to increase the amount of the Acquisition Letter of Credit from time to time in order to cover any increase in the estimated total amount of the Acquisition Costs. Upon substantial completion of the acquisition of the Condemnation Property (as determined by the LCRA in its sole discretion) and payment in full of the accrued Acquisition Costs, the LCRA may allow the Redeveloper to reduce the amount of the Acquisition Letter of Credit to an amount deemed sufficient by the LCRA to cover any remaining Acquisition Costs.

3.3.4    The Acquisition Letter of Credit shall be established for an initial term of two (2) years, and the Redeveloper shall renew the Acquisition Letter of Credit upon the expiration of the initial term, and each succeeding term, for additional one (1) year terms until all property acquisition by the LCRA in connection with the Project has been completed and all Acquisition Costs have been paid by the Redeveloper to the LCRA.

3.3.5    From tune to time, the LCRA shall issue written requests to Redeveloper for the payment of Acquisition Costs which have accrued to the date of each such request. The Redeveloper shall make payment to the LCRA in the amount of each request within ten (10) calendar days of the Redeveloper’s receipt thereof. In the event the Redeveloper does not make payment as provided herein, the LCRA may draw on the Acquisition Letter of Credit for the unpaid balance of the request.

3.3.6    The LCRA shall maintain records with respect to the Acquisition Costs and said records shall, upon written request and reasonable notice, be made available to the Redeveloper during normal business hours of the LCRA.

3.3.7    The Redeveloper, its successors and permitted assigns, shall forever indemnify, defend and hold harmless the LCRA and its commissioners, directors, officers, employees and agents, and successors and assigns, (the “Releases”) from and against all harms, including, without limitation, damages punitive damages, liabilities, losses, demands, claims, cost recover actions, lawsuits, administrative proceedings, orders, response costs, compliance costs, investigation expenses, consultant fees, attorneys’ fees, paralegal fees and litigation expenses, arising from or in connection with the exercise of the LCRA’s power of eminent domain in the Redevelopment Area, including, but not limited to, any suits or counter suits filed by property owners which result from any eminent domain proceedings instituted by the LCRA within the Redevelopment Area, its acquisition of the Condemnation Property or the violation or operation of any applicable environmental laws or regulations with respect to the Condemnation Property. The Redeveloper, and its successors or permitted assigns, shall pay all costs and expenses incurred by the LCRA and its successors and assigns, to enforce the provisions of this indemnification. The obligations of the Redeveloper under this indemnification shall survive the termination of this Agreement and shall remain in force beyond the expiration of any applicable statute of limitations and the full performance of the Redeveloper’s obligations hereunder.

3.3.8    Upon written request from the Redeveloper, the LCRA may abandon or terminate acquisition proceedings for any parcel or lot of the Condemnation Property. In such event, the Redeveloper shall have no further obligation with respect to the payment of Acquisition Costs for said parcel except for: (i) costs for which the LCRA is responsible or which the LCRA has incurred with respect to the acquisition of the Condemnation Property as of the date the LCRA can reasonably be expected to act upon such request, (ii) costs incurred by the LCRA in seeking dismissal or abandonment of such proceedings, and (iii) costs for which the LCRA is held responsible as a direct or indirect result of dismissal or abandonment of acquisition proceedings including attorneys’ fees claimed by property owners and interest due to condemnation awards. The foregoing shall in no way be construed as mandating or requiring dismissal or abandonment of acquisition proceedings by the LCRA; rather, it shall serve only as a limit upon the Redeveloper’s responsibility for payment of Acquisition Costs.

3.4 Relocation

The Redeveloper shall identify any Displaced Person (as defined in Ordinance No. 62481 of the City) that is entitled to relocation payments or relocation assistance under the Relocation Plan because of the Project. The City shall, at the Redeveloper’s sole cost and expense, coordinate such relocation payments and relocation assistance in accordance with the Relocation Plan.

3.5 Redeveloper to Construct the Work

The Redeveloper shall commence or cause the commencement of the construction of the Work, which Work shall be constructed in a good and workmanlike manner in accordance with the terms of this Agreement. The Redeveloper may enter into or cause to be entered into one or more construction contracts to complete the Work. Prior to the commencement of construction of any portion of the Work, the Redeveloper shall obtain or shall require that any of its contractors obtain workers’ compensation, comprehensive public liability and builder’s risk insurance coverage in amounts customary in the industry in the St. Louis area for similar type projects. The Redeveloper shall require that such insurance be maintained by all of its contractors for the duration of the construction of such portion of the Work. To the extent that laws pertaining to prevailing wage and hour apply to any portion of the Work, the Redeveloper agrees to take all actions necessary to apply for the wage and hour determinations and otherwise comply with such laws.

3.6 The Project

The Redeveloper shall construct a luxury class gaming and multi-use development, in accordance with its Proposal and this Agreement, which shall, at a minimum, contain the elements and features set forth in Exhibit B (the “Essential Elements”) and as otherwise provided in this Agreement.

3.7 Project Modifications

The Redeveloper may modify its Proposal and the boundaries of the Redevelopment Area to include any property located within the boundaries of North Third Street, Dr Martin Luther King Drive, Biddle Street and Leonor K. Sullivan Drive in downtown St. Louis, Missouri (the “Gaming Redevelopment Area”) with the advance written consent of the LCRA, which consent shall not be unreasonably withheld, provided that there is no reduction in Essential Elements, except that the Improvements may be modified as agreed to by Redeveloper and the LCRA, provided Redeveloper invests the same amount of money in the Improvements as Redeveloper would have invested for the Improvements set forth on Exhibit C, and further provided that thereafter Section 3.3 hereof shall apply.

3.8 Minimum Development Standards

The Project shall be constructed as a luxury class, fully integrated mixed-use gaming facility and hotel development. Total capital investment by the Redeveloper for this part of the Project shall be at least $207.7 million (the “Required Expenditure”). The Redeveloper shall provide as part of the Project a luxury hotel equal in quality to Four Seasons Hotels located in major metropolitan areas within the continental United States. In the event an alternate brand of hotel other than the Four Seasons is chosen as part of the Project, and such alternate brand is one other than Fairmont, St. Regis or Intercontinental, LCRA, in its sole discretion, shall approve in writing such other hotel. All designs and materials related to the Project shall be approved by the LCRA and no material change to design or materials shall occur without prior written LCRA approval.

3.9 Improvements

In addition to the Essential Elements listed on Exhibit B, the Essential Elements shall include, at a minimum, the improvements set forth on Exhibit C (the “Improvements”). Neither the City nor LCRA shall be required to contribute any out-of-pocket funds to the Improvements with respect to the initial construction of the Project and installation of the Improvements. To the extent allowed by law, the Redeveloper shall control and own the Improvements subject to standards of maintenance approved by the City. Upon completion of the Improvements, the Redeveloper, or the Community Improvement District (“CID”) that may be established pursuant to this Agreement, will enter into a standard form of maintenance agreement with the City agreeing to maintain the Improvements at either Redeveloper’s or the CID’s sole expense. Upon the City’s approval, the Redeveloper may take advantage of any state or federal funds that might be available for such Improvements. The City shall not be obligated to seek state or federal funds on behalf of Redeveloper. The total costs of the Improvements paid from private nongovernmental sources shall be credited toward the Required Expenditure referred to in Section 3.8 above.

3.10 LCRA Property Option; Exclusive Rights

3.10.1    In order to assist Redeveloper’s efforts to provide the Essential Elements of the Project, in a manner that is in the best interest of the City with respect to redeveloping the central riverfront area north of the Jefferson Expansion Memorial (“Laclede’s Landing”) generally and the Gaming Redevelopment Area specifically, including but not limited to the residential/retail element as provided in Section 3.12 hereof, the parties shall within thirty (30) days of the execution of this Agreement enter into an option agreement wherein the LCRA grants to Redeveloper an option to ground lease, in the sole discretion of Redeveloper, up to seven acres of riverfront properties which LCRA presently owns or subsequently acquires within the Gaming Redevelopment Area during the option period (the “Option Agreement”). The form of the ground lease is attached to the Option Agreement as Exhibit B thereto.

3.10.2    The Option Agreement shall be for a term of eighteen (18) months from the date Redeveloper is selected for investigation by the MGC for the Project with a one year renewal provision at the discretion of the Redeveloper. Payment for the Option Agreement shall be Three Hundred Thousand and No/100 Dollars ($300,000.00) for each option period.

3.10.3    In consideration of Redeveloper entering into this Agreement, within ninety (90) days of the date of this Agreement, the LCRA shall designate Redeveloper as the exclusive redeveloper of the Redevelopment Area. In conjunction with such designation, LCRA shall terminate (without cost to Redeveloper) any and all development rights of Wharfside Development Corporation (or any successors’ or assigns’) (“Wharfside”) pursuant to the Agreement for the Redevelopment of the Riverside Urban Redevelopment Area between LCRA and Wharfside dated October 31, 1981, as amended, including any Wharfside rights pertaining to the Redevelopment Area under any Master Parcel Development Agreement (the “Wharfside Termination”). The Wharfside Termination shall be sufficient to eliminate the exceptions from coverage related to the Master Parcel Agreement for the Redevelopment Area included on Redeveloper’s title insurance policy.

3.11 Supplemental Services

3.11.1    In addition to maintaining and operating the Improvements, commencing on or about the date of Licensure by MGC of Redeveloper for the Project, the Redeveloper and City shall cooperate to design and form a CID which shall, at a minimum, include an area bounded by Carr Street, Dr. Martin Luther King Drive, Fourth Street and the center of the Mississippi River (the “Project CID”) and that is presently projected to generate Three Hundred Sixty Five Thousand and No/100 Dollars ($365,000.00) per year for the purpose of funding security, public improvements (including the Improvements), maintenance and improving and enhancing the environs in the immediate vicinity of the Redevelopment Area (“Supplemental Services”). To the extent the Project CID generates sufficient revenues per year, the Project CID shall make, by January 31st of each year commencing on the January 31st immediately following the year of Licensure of the Redeveloper for the Project, an annual payment to the CID Board in the amount of Three Hundred Sixty Five Thousand and No/100 Dollars ($365,000.00) (subject to a CPI increase commencing on the third anniversary date of the initial payment) for Supplemental Services. For the calendar year in which the Licensure of Redeveloper for the Project occurs, the Project CID shall make, on the January 31st immediately following Licensure, a pro rata payment to the CID Board in the amount of $1,000 per day for each day between the date of Licensure and December 31st of the year of Licensure for Supplemental Services. The Redeveloper shall participate in the Project CID and shall not challenge any imposition of a special assessment by the Project CID, provided that (i) other property owners within the Project CID are required to pay the same level of special assessment as Redeveloper, (ii) the representation on the Project CID Board of Directors generally reflects the financial contributions to the Project CID, and (iii) the special assessment is not based on parking or gaming activities.

3.11.2    Assuming the formation and participation by Redeveloper in the Project CID as contemplated by this Section 3.11, in the event the Project CID fails to generate the full payment of $365,000.00 in any given year (subject to CPI increases beginning on the third anniversary date of the initial payment), or the pro rata payment for the partial year of initial Licensure, for Supplemental Services, Redeveloper shall pay to the CID Board the difference between the amount of revenues generated by the Project CID and $365,000.00 (subject to CPI increases beginning on the third anniversary date of the initial payment), or for the initial pro rata payment the difference between the amount of revenues generated by the Project CID and the pro rata amount due for the partial year of initial Licensure. In the event, through no fault of Redeveloper, that the Project CID is not formed and/or not operating as contemplated in this Section 3.11, so long as Redeveloper, or its successors or permitted assigns, are operating the Project, the Redeveloper shall pay to LCRA One Hundred Sixty Five Thousand and No/100 Dollars ($165,000.00) annually on January 31st to be used by LCRA for Supplemental Services (subject to

CPI increases beginning on the third anniversary date of the initial payment) until such time as the Project CID is formed and operating in the manner contemplated herein.

3.12 Residential, Retail or Mixed-Use Development

3.12.1    Redeveloper shall exercise reasonable best efforts to construct either: (i) a luxury condominium project associated with the luxury class hotel provided in Section 3.8 above, or (ii) one or more retail or mixed-use developments located adjacent to the Redevelopment Area or within an area bounded generally by the Mississippi River, Ninth Street, Convention Plaza Drive and Pine Street. Total capital investment by the Redeveloper and/or its development partners, for this part of the Project, shall be at least Fifty Million and No/100 Dollars ($50,000,000.00). In the event that a determination is made by an independent third party acceptable to both Redeveloper and LCRA, and if LCRA and Redeveloper cannot agree on such a third party, it shall be selected by the senior-most retired judge available who is certified in alternative dispute resolution by United States Arbitration & Mediation - Midwest, Inc., that the development options under subparts (i) and (ii) are economically unfeasible, Redeveloper shall provide, at a cost to Redeveloper and/or its development partners of at least $50 million, either (i) other newly constructed housing for sale to owner-occupants within an area comprising the currently existing downtown CID (the “Downtown CID”) or the Project CID or (ii) one or more retail or mixed use developments within the Downtown CID or Project CID. Redeveloper shall submit its alternate plans for this part of the Project to LCRA for review and approval as to location and quality at least 120 days prior to the date residential or retail construction is scheduled to commence and shall obtain LCRA’s approval, which shall not be unreasonably withheld, prior to the time construction is to commence.

3.12.2    If requested by Redeveloper, the City shall consider tax abatement and/or other incentives to assist in assuming the economic feasibility of new residential (excluding the luxury condominium project associated with the luxury class hotel), retail or mixed use development that includes a significant amount of retail. In no event shall Redeveloper seek tax abatement for any residential project which includes only the renovation or rehabilitation of an existing structure. In the event Redeveloper and/or its development partners fail to meet said $50 million capital investment commitment within sixty (60) months after the opening of the hotel and casino, Redeveloper shall pay to the City an additional City Services Fee (“Additional City Services Fee”), in the amounts set forth below, on January 31st of each year, commencing on the January 31st immediately following the expiration of the sixty (60) months, until such time as Redeveloper has met its $50 million capital commitment from private sources (including but not limited to a loan or grant). To the extent Redeveloper expends funds or becomes contractually obligated to third parties for the residential or retail developments specified above in any year that the Additional City Services Fee is due, the Additional City Services Fee owed in any given year shall be credited by an amount equal to the percentage of the $50 million commitment which has been met by Redeveloper as a result of funds so expended or contracted, provided that if the actual construction of the residential or retail development contracted for does not commence within one year of the date such contract was executed, the Additional City Services Fee amount credited shall become immediately due and payable. For illustration purposes only, based on the following schedule, in the event Redeveloper is obligated by contract to a third party for $2,000,000 in Year One, such amount being 4% of the $50 million commitment, the Additional City Services Fee of $1,000,000 would be reduced by 4% or $40,000.

The following schedule of annual Additional City Services Fees shall apply:

Year One	$1,000,000

Year Two	$2,000,000

Year Three and thereafter	$2,000,000 (subject to a yearly CPI increase commencing on the third anniversary date of the initial payment)

3.13 Schedule and Date

Schedule	Date
Submission of initial Gaming Application	March 31, 2004

Redevelopment Agreement executed	April 22, 2004

Submission of Code compliant Plans and Specifications and evidence of Financing Commitment to City	Not later than 6 months after the Commission Acceptance Date

Casino and Hotel Construction initiated	Not later than 30 days after City Approvals and Permits

Casino and Hotel completed, licensed and opened	Not later than 18 months after the date of the initiation of construction

New Residential/Retail Construction completed	Not later than 60 months after the date of the licensing and opening of the Casino and Hotel

3.14 Governmental Approvals

Redeveloper shall apply for and use reasonable good faith efforts to obtain any and all Governmental Approvals from the applicable governmental authorities for the Project. To the extent allowed by law, the City shall cooperate with Redeveloper and take expedited actions to timely consider all Governmental Approvals requests to the City in connection with the Project and shall take all other necessary actions to assist Redeveloper in achieving the objectives of the Redevelopment Agreement. The LCRA appoints Rodney Crim and Redeveloper appoints John A. Godfrey to serve on the “Development Assistance Committee” which shall meet at regularly scheduled intervals as reasonably determined by its members. The City will be asked to designate a business representative to serve on the Development Assistance Committee and to work with the City’s representatives to assure that the Project obtains timely review of Governmental Approvals requests. Each of the parties may, at any time, appoint new or substitute members to the Development Assistance Committee. The LCRA’s and the City’s representatives and the representative of Redeveloper will also consider reasonable actions to encourage the ultimate development of the newly constructed residential and/or retail development provided for in Section 3.12 and will also consider, document, and notify the appropriate parties regarding any force majeure events during the Governmental Approvals and construction process.

3.15 Construction Plans; Changes

The Construction Plans shall be prepared, or reviewed and sealed, by a professional engineer or architect licensed to practice in the State of Missouri and the Construction Plans and all construction practices and procedures with respect to the Work shall be in conformity with all applicable state and local laws, ordinances and regulations. During the progress of the Work, the Redeveloper may make such reasonable changes as may be necessary or desirable to enhance the quality, functionality or economic viability of the Redevelopment Project and as may be in furtherance of the general objectives of this Agreement; provided that (a) the Redeveloper shall comply with all laws, regulations and ordinances of the City and (b) prior to any material changes, the Redeveloper shall obtain the advance written consent of the LCRA, which consent shall not be unreasonably withheld or delayed. For purposes of this Section 3.15, “material change” shall mean any change that reduces or substantially alters the Essential Elements.

3.16 Certificates of Commencement of Construction

3.16.1 Casino and Hotel Development. Promptly after commencement of construction of the Work related to the casino and hotel portion of the Project, the Redeveloper shall furnish to the LCRA, a Certificate of Commencement of Construction, which certificate shall be in substantially the same form as Exhibit D, attached hereto and incorporated herein by reference. The Certificate of Commencement of Construction shall be deemed accepted by the LCRA upon receipt of the same.

3.16.2 Residential, Commercial or Mixed-Use Development. Promptly after commencement of construction of the Work related to the residential, commercial or mixed-use portion of the Project, the Redeveloper shall furnish to the LCRA, a Certificate of Commencement of Construction, which certificate shall be in substantially the same form as Exhibit D, attached hereto and incorporated herein by reference. The Certificate of Commencement of Construction shall be deemed accepted by the LCRA upon receipt of the same.

3.17 Certificates of Substantial Completion

3.17.1 Casino and Hotel Development. Promptly after substantial completion of the Work related to the casino and hotel portion of the Project, the Redeveloper shall furnish to the LCRA a Certificate of Substantial Completion. The

LCRA shall, within thirty (30) days following delivery of the Certificate of Substantial Completion, carry out such inspections as it deems necessary to verify to its reasonable satisfaction the accuracy of the certifications contained in the Certificate of Substantial Completion. The Certificate of Substantial Completion shall be deemed accepted by the LCRA unless, within thirty (30) days following delivery of the Certificate of Substantial Completion, the LCRA furnishes the Redeveloper with specific written objections to the status of the Work, describing such objections and the measures required to correct such objections in reasonable detail. In the case where the LCRA, within thirty (30) days following delivery of the Certificate of Substantial Completion, furnishes the Redeveloper with specific written objections to the status of the Work, the Redeveloper shall have such amount of time as is reasonably necessary to address such objections and when addressed shall re-submit the Certificate of Substantial Completion to the LCRA in accordance with this Section. Upon acceptance of the Certificate of Substantial Completion by the LCRA or upon the lapse of thirty (30) days after delivery thereof to the LCRA without any written objections thereto, the Redeveloper may record the Certificate of Substantial Completion with the City’s Recorder of Deeds, and the same shall constitute evidence of the satisfaction of the Redeveloper’s agreements and covenants to perform all Work. The Certificate of Substantial Completion shall be in substantially the form attached as Exhibit E, attached hereto and incorporated by referenced herein.

3.17.2 Residential, Commercial or Mixed-Use Development. Promptly after substantial completion of the Work related to the residential, commercial or mixed-use portion of the Project, the Redeveloper shall furnish to the LCRA a Certificate of Substantial Completion. The LCRA shall, within thirty (30) days following delivery of the Certificate of Substantial Completion, carry out such inspections as it deems necessary to verify to its reasonable satisfaction the accuracy of the certifications contained in the Certificate of Substantial Completion. The Certificate of Substantial Completion shall be deemed accepted by the LCRA unless, within thirty (30) days following delivery of the Certificate of Substantial Completion, the LCRA furnishes the Redeveloper with specific written objections to the status of the Work, describing such objections and the measures required to correct such objections in reasonable detail. In the case where the LCRA, within thirty (30) days following delivery of the Certificate of Substantial Completion, furnishes the Redeveloper with specific written objections to the status of the Work, the Redeveloper shall have such amount of time as is reasonably necessary to address such objections and when addressed shall re-submit the Certificate of Substantial Completion to the LCRA in accordance with this Section. Upon acceptance of the Certificate of Substantial Completion by the LCRA or upon the lapse of thirty (30) days after delivery thereof to the LCRA without any written objections thereto, the Redeveloper may record the Certificate of Substantial Completion with the City’s Recorder of Deeds, and the same shall constitute evidence of the satisfaction of the Redeveloper’s agreements and covenants to perform all Work. The Certificate of Substantial Completion shall be in substantially the form attached as Exhibit E, attached hereto and incorporated by referenced herein.

ARTICLE IV.

GENERAL PROVISIONS

4.1 Rights of Termination

4.1.1    Redeveloper may elect to terminate this Agreement, except as to the time period stated in subsection (v) below, upon thirty days prior written notice to LCRA and the City, in the event that:

(i) the Missouri gaming laws are changed to prohibit excursion gambling boats and/or gambling games and devices in Missouri before or after the opening of the casino, or

(ii) there is an enactment by a governmental authority of taxes or similar impositions so significant that the operation of the casino business at the Project is no longer profitable based on Missouri riverboat gaming industry expected rates of return for the invested assets in question as substantiated by a financial analysis performed by an independent third party acceptable to both the LCRA and Redeveloper, and if LCRA and Redeveloper cannot agree on such a third party, it shall be selected by the senior-most retired judge available who is certified in alternative dispute resolution by United States Arbitration & Mediation - Midwest, Inc., or

(iii) LCRA fails to designate Redeveloper the exclusive redeveloper in the Redevelopment Area for gaming as contemplated hereunder, including the Wharfside Termination described in Section 3.10.3 by June 25, 2004, or

(iv) within one hundred eighty (180) days after the execution of this Agreement, Redeveloper, despite its reasonable best efforts, has been unable to obtain, or been given reasonably reliable assurances that it will be able to timely obtain all Governmental Approvals, excluding for this subpart only any such Governmental Approvals related to gaming, required for it to construct and operate the Project as required by this Agreement; or

(v) except in the event the MGC proffers a legally binding agreement to Redeveloper, the MGC has not given assurances satisfactory in the sole discretion of the Redeveloper pursuant to Section 4.18(d) within fifteen business days of the Investigation Date, in which event the Redeveloper shall have the right to terminate the Agreement by notifying LCRA and the City of such termination in writing on or before the fifteenth business day after the Investigation Date, and such termination shall be effective upon the fifteenth business day after the notice is provided unless within fifteen business days of such termination notice the Redeveloper receives such assurances from the MGC. During such fifteen business days after the termination notice, Redeveloper shall provide to LCRA, in writing, the reasons the MGC assurances given are not satisfactory to Redeveloper, and all parties shall exercise best efforts to correct such defects and obtain assurances which are satisfactory to Redeveloper from the MGC; or

(vi) the MGC has not selected Redeveloper, despite Redeveloper’s best efforts, for investigation for the Project within one (1) year from the date of this Agreement, unless the parties mutually agree to an extension; or

(vii) there shall be a material uncured default by LCRA in the performance of its obligations under this Agreement, the Option Agreement or the Ground Lease if applicable; or

(viii) despite best efforts of the Redeveloper, LCRA and the City (including Redeveloper’s exercise of the Option referred to in Section 3.10, LCRA’s exercise of power of eminent domain referred to in Section 3.3, the parties’ other attempts to acquire a development site within the Redevelopment Plan, and the parties’ attempts to redesign the Project to obtain MGC approval), the Redeveloper has not received preliminary site plan approval from MGC on or before December 31, 2004; or

(ix) LCRA fails to execute the Option Contract referred to in Section 3.10.1 of this Agreement within thirty (30) days from the date of this Agreement in which event this Agreement shall terminate automatically without notice from Redeveloper, unless the parties mutually agree, in writing, to an extension before the expiration of the thirty day period.

In the event of termination by Redeveloper based on either subpart (i) or (ii) above the following conditions shall apply: (a) the termination shall be conditioned upon the closing or abandonment by Redeveloper of any other gambling projects then operated by Redeveloper, or any of Redeveloper’s successors, permitted assigns, affiliates or subsidiaries, within the State of Missouri; and (b) Redeveloper shall not subsequently reopen or undertake a gaming project within the State of Missouri for a period of ten (10) years following such termination.

In the event this Agreement is terminated by Redeveloper in accordance with this Section, the parties shall take all reasonable and necessary actions and execute and deliver the necessary documents to terminate this Agreement.

4.1.2    LCRA may elect to terminate this Agreement, except as to the time period stated in subsections (i) and (v) below, upon thirty days prior written notice to Redeveloper, in the event that:

(i) Redeveloper furnishes the LCRA with the written notice of termination with respect to Section 4.1.1(v) above in which event LCRA shall have the right to terminate the Agreement by notifying Redeveloper of such termination in writing on the fifteenth business day after such written notice from Redeveloper, provided that the Redeveloper has neither received satisfactory assurances from the MGC nor affirmatively waived, by written notice to the LCRA, the condition requiring such MGC assurances prior to the fifteenth business day after Redeveloper’s termination notice; or

(ii) the MGC has not selected Redeveloper, despite Redeveloper’s best efforts, for investigation for the Project within one hundred twenty (120) days from the date of this Agreement, unless the parties mutually agree to an extension, or, within such one hundred twenty (120) day period, the MGC selects for investigation an applicant other than Redeveloper that is proposing a project to be located within the City, provided that after such selection of another applicant, LCRA and the City shall use their reasonable best efforts to advocate the selection by MGC of Redeveloper for investigation from the time notice is given for termination under this subsection until such termination is effective; or

(iii) there shall be a material uncured default by Redeveloper in the performance of its obligations under this Agreement, the Option Agreement or the Ground Lease if applicable; or

(iv) despite best efforts of the LCRA, City and Redeveloper (including Redeveloper’s exercise of the Option referred to in Section 3.10, LCRA’s exercise of power of eminent domain referred to in Section 3.3, the parties’ other attempts to acquire a development site within the Redevelopment Plan, and the parties’ attempts to redesign the Project to obtain MGC approval), the Redeveloper has not received preliminary site plan approval from MGC on or before December 31, 2004; or

(v) Redeveloper fails to execute the Option Contract referred to in Section 3.10.1 of this Agreement within thirty (30) days from the date of this Agreement in which event this Agreement shall terminate automatically without notice from LCRA, unless the parties mutually agree, in writing, to an extension before the expiration of the thirty day period.

In the event this Agreement is terminated by LCRA in accordance with this Section, the parties shall take all reasonable and necessary actions and execute and deliver the necessary documents to terminate this Agreement

4.2 Successors and Assigns

4.2.1    Prior to Licensure by the MGC of the Redeveloper for the Project, the Redeveloper may not sell, assign (whether by operation of law or otherwise), pledge, encumber, hypothecate, or otherwise transfer all or any part of its rights, duties or obligations under this Agreement without the express written consent of the LCRA, provided that no such consent shall be required if Redeveloper assigns Redeveloper’s rights and obligations to Redeveloper’s lender for security, if so required, or to any wholly owned subsidiary of Redeveloper or a subsidiary in which Redeveloper owns at least 90% of the outstanding stock or equity interest. No such assignment, even if consented to by LCRA, shall in any manner relieve Redeveloper of any of its duties, obligations or liabilities under this Agreement, all of which shall continue in full force and effect. In the event of any assignment, to confirm Redeveloper’s continued obligations and liabilities, Redeveloper shall execute a guaranty or similar instrument in standard commercial form satisfactory to LCRA and such instrument shall not be assignable by Redeveloper.

4.2.2    After Licensure by the MGC of the Redeveloper for the Project, in the event Redeveloper should lose or have suspended for more than ninety (90) days its MGC Licensure rights to own or operate the Project, with the prior written consent of LCRA which shall not be unreasonably withheld, Redeveloper may sell, assign, or otherwise transfer all or any part of its rights, duties or obligations under this Agreement to any nationally recognized and experienced gaming facility operator acceptable to LCRA and the MGC.

4.2.3    A successor or permitted assign of Redeveloper may not sell, assign (whether by operation of law or otherwise), pledge, encumber, hypothecate, or otherwise transfer all or any part of its rights, duties or obligations under this Agreement or merge, consolidate with or otherwise acquire, or be acquired by, any individual, corporation, partnership, trust, or any other entity whatsoever, without the express written consent of the LCRA.

4.2.4    A consent by LCRA to any such assignment under Sections 4.2.1 or 4.2.2 shall not be deemed a consent to any subsequent assignment, and any such assignment made by Redeveloper or any of its successors or permitted assigns without the prior written consent of LCRA shall be void and shall, at the option of LCRA, constitute an Event of Default by Redeveloper or any of its successors or permitted assigns under this Agreement.

4.2.5    This Agreement shall be binding on and shall inure to the benefit of the parties named herein and their respective legal representatives, successors and assigns.

4.3 Events of Default

The occurrence of any of the following shall constitute an Event of Default (an “Event of Default”) under this Agreement:

(i) Any failure by Redeveloper to make timely and complete payments of monies referenced in this Agreement within thirty (30) days following receipt by Redeveloper of written notice of such failure; provided, however, that if Redeveloper defaults in the performance of any such payment obligation two (2) or more times within any five (5) year period, then, notwithstanding that each of such defaults shall have been cured by Redeveloper, Redeveloper shall have ten (10) days in which to cure any further default in the performance of any such payment obligation until such time as there has been less than two (2) defaults in the prior five (5) year period;

(ii) Any failure or neglect by Redeveloper to observe or perform any term, provision, covenant or agreement contained in this Agreement (other than a provision as to payment) within thirty (30) days after written notice by LCRA to Redeveloper that such term, provision, covenant or agreement has not been observed or performed; provided, however, that in the event that such failure or neglect by its nature cannot be cured within such thirty (30) day period, then such thirty (30) day period shall be extended until such failure or neglect is cured, but in no event longer than six (6) months from the date of the original written default notice, without the written consent of LCRA, such consent not to be unreasonably withheld, so long as Redeveloper reasonably commences its efforts to cure within such period and thereafter diligently pursues the same to completion;

(iii) If any material representation or warranty by Redeveloper made in this Agreement or the Proposal and/or any other material document concerning the Project, or otherwise made by Redeveloper to the LCRA, or the City in connection with the Project, shall prove to have been incorrect or incomplete when made;

(iv) Any other act or occurrence which constitutes a default or event of default under the terms of this Agreement which is not cured as provided in part (ii) above after notice to Redeveloper;

(v) If Redeveloper shall seek relief under the United States Bankruptcy Code or any other law pertaining to insolvency or bankruptcy; or fail to controvert in a timely and appropriate manner (not to exceed ninety (90) days), or acquiesce in writing to, any petition filed against it in an involuntary case under the United States Bankruptcy Code; or shall make any assignment for the benefit of creditors; or shall suffer any receiver to be appointed for any of its property; or shall be unable to meet its debts as they mature; or shall admit such inability in writing;

(vi) If Redeveloper shall suspend its business, or dissolve or terminate its existence;

(vii) If Redeveloper shall cease to operate the Project within ten (10) years after the commencement of gaming operations;

(viii) If LCRA or the City breaches this Agreement in any material fashion, Redeveloper shall notify LCRA in writing and LCRA or the City, as the case may be, shall have thirty (30) days to cure said default; provided, however, that in the event that such failure or neglect by its nature cannot be cured within such thirty (30) day period, then such thirty (30) day period shall be extended until such failure or neglect is cured, but in no event longer than six (6) months from the date of the original written default notice, without the written consent of Redeveloper, such consent not to be unreasonably withheld, so long as LCRA or the City, as the case may be, reasonably commences its efforts to cure within such period and thereafter diligently pursues the same to completion;.

4.4 Remedies

4.4.1    Except as otherwise provided in this Agreement and subject to the Redeveloper’s and the LCRA’s respective rights of cure and/or termination, in the Event of Default or in default or breach of any material terms or conditions of this Agreement by either parry, or any successor or permitted assigns, the aggrieved party may institute such proceedings at law or in equity as may be necessary or desirable in its opinion to cure and remedy such default or breach, including without limitation proceedings to compel specific performance by the defaulting or breaching party. In addition to any and all remedies at law or in equity, LCRA and/or the City shall have the right to report the actions of Redeveloper to the MGC.

4.4.2 Payments Under Protest. If at any time a dispute shall arise as to any amount or sum of money to be paid by one party to the other party under the provisions of this Agreement, the party against whom the obligation to pay the money is asserted shall have the right to make payment “under protest” and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of said party to institute permitted actions for the recovery of such sum, and if it shall be finally determined that there was no legal obligation on the part of said party to pay such sum or any part thereof, said party shall be entitled to recover such sum or so much thereof as it was not legally required to pay under the provisions of this Agreement, together with interest thereon at the Default Rate.

4.5 Force Majeure

Neither the LCRA nor the City nor the Redeveloper nor any successor in interest or permitted assign shall be considered in breach or default of their respective obligations under this Agreement, and times for performance of obligations hereunder shall be extended in the event of any delay caused by force majeure, including without limitation damage or destruction by fire or casualty; strike; lockout; civil disorder; war; terrorist act; restrictive non-gaming government regulations; lack of issuance of any permits and/or legal authorization by the governmental entity necessary for the Redeveloper to proceed with construction of the Work or any portion thereof; shortage or delay in shipment of material or fuel; acts of God; unusually adverse weather or wet soil conditions; or other like causes beyond the parties’ reasonable control, including without limitation any litigation, court order or judgment resulting from any litigation affecting the validity of the Redevelopment Project or this Agreement; provided that such event of force majeure shall not be deemed to exist: (i) as to any matter initiated or sustained by the Redeveloper in bad faith, or (ii) in connection with any MGC administrative proceeding related to the locating of the casino in the Redevelopment Area, or any litigation relating to this issue, or (iii) for the failure or delay of Redeveloper’s Board of Directors to approve this Agreement, or (iv) for any action under Section 3.3 of this Agreement with respect to the Redevelopment Area and further provided that the Redeveloper notifies the LCRA in writing within thirty (30) days of the commencement of any such claimed event of force majeure.

4.6 Notices

All notices, demands, consents, approvals and other communications required by this Agreement to be given by either party hereunder shall be in writing and shall be hand delivered, including by air courier or expedited mail service such as Federal Express, or sent by United States first class mail, postage prepaid, addressed to the appropriate party at its address set forth below, or at such other address as such party shall have last designated by notice to the other. The telecopy of facsimile numbers set out below also may be changed by notice to all persons set forth below. Notices, demands, consents, approvals, and other communications shall be deemed given when delivered or three days after mailing; provided, however, that if any such notice or other communication shall also be sent by telecopy or facsimile machine, such notice shall be deemed given at the time and on the date of machine transmittal if the sending party receives a written send verification on its machines and forwards a copy thereof with its mailed or courier delivered notice or communication. Notices given by a party’s counsel shall be considered notices by such party.

(i)	In the case of the Redeveloper, to:

Pinnacle Entertainment, Inc.

3800 Howard Hughes Parkway, Suite 1800

Las Vegas, Nevada 89109

Attention: John A. Godfrey, General Counsel

Facsimile: 702-784-7778

With a copy to:

Lathrop & Gage, L.C.

10 South Broadway, Suite 1300

St. Louis, Missouri 63102

Attention: Jerome D. Riffel and Mark H. Levison

Facsimile: 314-613-2550

(ii)	In the case of the LCRA, to:

Land Clearance for Redevelopment Authority

1015 Locust Street, Suite 1200

St. Louis, Missouri 63101

Attention: Rodney Crim

Facsimile: 314-259-3442

With a copy to:

Armstrong Teasdale LLP

One Metropolitan Square, Suite 2600

St. Louis, Missouri 63102

Attention: James E. Mello

Facsimile: 314-621-5065

And a copy to:

Stinson Morrison Hecker LLP

100 South Fourth Street

St. Louis, Missouri 63102

Attention: Gregory D. Omer

Facsimile: 314-259-4599

4.7 Conflict of Interest

No member of the Board of Aldermen, the LCRA, or any branch of the City’s government who has any power of review or approval of any of the Redeveloper’s undertakings, or of the City’s contracting for goods or services for the Redevelopment Area, shall participate in any decisions relating thereto which affect that member’s personal interests or the interests of any business entity in which that member is directly or indirectly interested. Any person having such interest shall immediately, upon knowledge of such possible conflict, disclose, in writing, to the Board of Aldermen the nature of such interest and seek a determination by the Board of Aldermen with respect to such interest and, in the meantime, shall not participate in any actions or discussions relating to the activities herein proscribed.

4.8 Damage or Destruction of Redevelopment Project

In the event of total destruction or damage to the Redevelopment Project by fire or other casualty, during construction or thereafter during the term of this Agreement, the Redeveloper shall determine and advise the LCRA in writing within six (6) months of such destruction or damage whether Redeveloper wishes to restore, reconstruct and repair any such destruction or damage so that the Project will be completed or rebuilt in accordance with the Proposal and this Agreement. Should the Redeveloper determine not to restore, reconstruct and repair, this Agreement shall immediately terminate and the LCRA may exercise its rights under Section 4.21 of this Agreement.

4.9 Inspection

The LCRA may conduct such periodic inspections of the Work as may be generally provided in the building code of the City. In addition, the Redeveloper shall allow other authorized representatives of the LCRA reasonable access to the Work site from time to time upon reasonable advance notice (which may be oral) prior to the completion of the Work for inspection thereof. The Redeveloper shall not unreasonably deny the LCRA and its officers, employees, agents and independent contractors the right to inspect, upon request, all architectural, engineering, demolition, construction and other contracts and documents pertaining to the construction of the Work as the LCRA determines is reasonable and necessary to verify the Redeveloper’s compliance with the terms of this Agreement.

4.10 Representatives Not Personally Liable

No elected or appointed official, agent, employee or representative of the City or LCRA shall be personally liable to the Redeveloper in the event of any default or breach by any party under this Agreement, or for any amount which may become due to any party or on any obligations under the terms of this Agreement.

Except in those circumstances wherein the Redeveloper asserts as a defense that the acts or conduct of its board members, officers, agents, employees or representatives were negligent, unauthorized, ultra vires, unlawful, or otherwise without expressed or implied authority of the Redeveloper, no board member, officer, agent, employee or representative of the Redeveloper shall be personally liable to the LCRA or the City in the event of any default or breach by any party under this Agreement, or for any amount which may become due to any party or on any obligations under the terms of this Agreement.

4.11 Actions Contesting the Validity and Enforceability of the Redevelopment Plan

In the event a third party brings an action against the City or the LCRA or their officials, agents, attorneys, employees or representatives contesting the validity or legality of the Redevelopment Area or the Authorizing Ordinance, Redeveloper may, at its option, join the City or the LCRA in defense of such claim or action. The parties expressly agree that, so long as no unresolvable conflicts of interest exist between them with regard to the handling of such litigation, the same attorney or attorneys may simultaneously represent the City/LCRA and the Redeveloper in any such proceeding. The Redeveloper shall be responsible for all reasonable and necessary costs and expenses incurred by the City/LCRA and the Redeveloper in connection with the defense of such claim or action regardless of whether the City/LCRA and the Redeveloper are represented by the same attorney or attorneys, provided that if the City/LCRA does not approve a settlement or compromise which the Redeveloper would agree to, the Redeveloper shall not be responsible for any costs or expenses incurred thereafter in the defense of such claim or action.

4.12 Release and Indemnification

The indemnifications and covenants contained in this Section shall survive termination or expiration of this Agreement.

4.12.1    The City, the LCRA and their governing body members, officers, agents, attorneys, employees and independent contractors shall not be liable to the Redeveloper for damages or otherwise in the event that all or any part of any ordinance adopted in connection with either this Agreement or the Redevelopment Area, is declared invalid or unconstitutional in whole or in part by the final (as to which all rights of appeal have expired or have been exhausted) judgment of any court of competent jurisdiction, and by reason thereof either the City or LCRA is prevented from performing any of the covenants and agreements herein or the Redeveloper is prevented from enjoying the rights and privileges hereof.

4.12.2    The Redeveloper covenants and agrees that the City, the LCRA, and their governing body members, officers, agents, attorneys, employees and independent contractors shall be released from and shall not be liable for, and agrees to indemnify and hold harmless the LCRA, the City and their governing body members, officers, agents, attorneys, employees and independent contractors against any and all claims, demands, liabilities and costs, including reasonable attorneys’ fees, costs and expenses, arising from damage or injury, actual or claimed (excluding consequential and punitive damages), to persons or property occurring or allegedly occurring as a result of any negligent or malicious acts or omissions of the Redeveloper, its governing body members, officers, agents, attorneys, employees and independent contractors, in connection with its or their activities conducted pursuant to this Agreement.

4.12.3    The City, the LCRA and their governing body members, officers, agents, attorneys, employees and independent contractors shall not be liable for any damage or injury to the persons or property of the Redeveloper or its officers, agents, employees, independent contractors or any other persons who may be about the Property or the Work except for matters arising out of the gross negligence or willful misconduct of the City, the LCRA and their governing body members, officers, agents, attorneys, employees and independent contractors.

4.12.4    All covenants, stipulations, promises, agreements and obligations of the City and the LCRA contained herein shall be deemed to be the covenants,

stipulations, promises, agreements and obligations of the City and the LCRA and not of any of their governing body members, officers, agents, attorneys, employees or independent contractors in their individual capacities.

4.12.5    No governing body members, officers, agents, attorneys or employees of the City or the LCRA shall be personally liable to the Redeveloper in the event of a default or breach by any party under this Agreement. Except in those circumstances wherein the Redeveloper asserts as a defense that the acts or conduct of its governing body members, officers, agents, attorneys or employees were negligent, unauthorized, ultra vires, unlawful, or otherwise without expressed or implied authority of the Redeveloper, no governing body member, officer, agent, attorney or employee of the Redeveloper shall be personally liable to the LCRA or the City in the event of any default or breach by any party under this Agreement.

4.12.6    The Redeveloper covenants and agrees that the City and the LCRA, their governing body members, officers, agents, attorneys, employees and independent contractors shall be released from and shall not be liable for, and agrees to indemnify and hold the City, the LCRA, their governing body members, officers, agents, attorneys, employees and independent contractors, harmless from and against any and all third party suits, interest, claims and cost of reasonable attorneys fees incurred by any of them, resulting from, arising out of, or in any way connected with: (i) the enforcement against such third party of this Agreement or the enforcement or validity of any other agreement or obligation made in connection therewith against such third party and their approvals (excluding opinions of counsel and of the City’s and LCRA’s financial advisors whenever such claim is based on such party’s own willful misconduct or negligence); (ii) the negligence or willful misconduct of the Redeveloper or its officers, agents, employees or independent contractors in connection with the design, management, development, redevelopment and construction of the Work, or (iii) the compliance by the Redeveloper with all applicable state, federal and local environmental laws, regulations and ordinances as applicable to the Property, to the extent such condition existed prior to the acquisition thereof by the Redeveloper. The foregoing release and indemnification shall not apply in the case of such liability arising directly out of the negligence or malicious acts or omissions of the City, the LCRA or their governing body members, officers, agents, attorneys, employees and independent contractors in connection with its or their activities conducted pursuant to this Agreement or which arises out of matters undertaken by the City or the LCRA following termination of this Agreement as to the Redevelopment Project or any particular portion thereof.

4.13 Maintenance of the Property

The Redeveloper shall remain in compliance with all provisions of the City’s ordinances relating to maintenance and appearance of the Property during the construction of the Redevelopment Project or any portion thereof. Upon substantial completion of the Redevelopment Project, the Redeveloper or its successor(s) in interest or permitted assigns, as owner or owners of the affected portion(s) of the Property, shall, during the remainder of the term of this Agreement maintain or cause to be maintained the buildings and improvements within the Redevelopment Area which it owns in a good state of repair and attractiveness and in conformity with applicable state and local laws, ordinances and regulations. If there are separately-owned or ground leased parcels of real estate on the Property during the term of this Agreement, Redeveloper shall use its reasonable best efforts to cause each such owner or lessee as a successor in interest to the Redeveloper to maintain or cause to be maintained the buildings and improvements on its parcel in a good state of repair and attractiveness and in conformity with applicable state and local laws, ordinances and regulations, and to maintain or cause to be maintained reasonable casualty and liability insurance with respect to the same in accordance with this Agreement.

4.14 Non-Discrimination

The Redeveloper agrees that as an independent covenant running with the land during the term of this Agreement there shall be no discrimination upon the basis of race, creed, color, national origin, sex, age, marital status or physical handicap in the sale, lease, rental, occupancy or use of any of the facilities under its control within the Redevelopment Area or any portion thereof and said covenant may be enforced by the City or the United States of America or any of their respective agencies. The Redeveloper further agrees that a provision containing the covenants of this paragraph shall be included in all agreements pertaining to the lease or conveyance or transfer (by any means) of all or a portion of the Redevelopment Project and any of the facilities under its control in the Redevelopment Area. Except as provided in this Section, the Redeveloper shall have no obligation to enforce the covenants made by any transferee or lessee, tenant, occupant or user of any of the facilities within the Redevelopment Area.

4.15 Employment

An employment representation by Redeveloper is considered an Essential Element. The Redeveloper shall provide at least ninety percent (90%) of the number of employees as set forth on Exhibit G, Staffing Projections, to the Proposal for the first year of operation of the Project. The ratio of managerial to non-managerial employees during the first year of operation of the Project shall also materially conform with Exhibit G. Direct employee benefits for the first year of operation of the Project shall be at least thirty percent (30%) of payroll. Thereafter, Redeveloper shall use its reasonable best efforts to cause the number of employees and percentage of direct employee benefits to payroll to be consistent with the staffing and benefits at similar luxury hotel and casino developments in the continental United States. In order to encourage employment of City residents, minorities and women, the Redeveloper agrees to work with the St. Louis Agency for Training and Employment (“SLATE”) and the Federal Empowerment Zone to develop a recruitment and job training program designed to achieve and maintain Redeveloper’s MBE/WBE objectives. Further, the Redeveloper shall sponsor a cafeteria plan for its employees pursuant to which employees can direct a portion of their income for, among other things, childcare expenses. The cafeteria plan shall be subject to the approval of any union that may sign a collective bargaining agreement with the Redeveloper.

4.16 MBE/WBE

The Redeveloper agrees to use its reasonable best efforts to comply with the Mayor’s Executive Order #28, as the same may be amended, during the design, construction and operation of the Project and with respect to ongoing services provided by third parties to the Redeveloper. Within ten (10) days after the MGC selects Redeveloper for investigation for the Project, Redeveloper shall provide the City with a compliance plan for the Project. Within ten (10) days after submission of the Construction Plans to the City, Redeveloper shall update the construction phase section of its compliance plan. At the time of Licensure, Redeveloper shall provide the City with an ongoing and comprehensive compliance plan. Said plans, which will include the aforementioned elements of design, construction and operation must be reasonably approved by the City and will be monitored by the City’s MBE/WBE Contract Compliance Officer. A goal of 25% MBE and 5% WBE utilization has been established for the overall compliance plan in connection with this Agreement in accordance with the requirements of Executive Order #28, subject to any amendment to Executive Order #28 as may occur from time to time. If the goals are not met, the Redeveloper shall continue good faith efforts throughout the term of this Agreement to increase MBE/WBE participation and to meet this goal. Redeveloper shall, at its option, be permitted to include all its predevelopment activities for the Project with respect to meeting said MBE/WBE participation goals for the design and construction phases of the Project.

4.17 Union Matters

Redeveloper has represented that it intends to use union construction trades in the construction of the Project. The Redeveloper agrees to enter into a mutually desirable standard form of Neutrality Agreement with unions applicable to the operations of the Project. Notwithstanding the preceding sentence, Redeveloper reserves the right to generally educate and inform employees about company benefits, policies and the workplace. Further, nothing in this Section shall prevent Redeveloper from requiring any union to follow and comply with, or from Redeveloper itself utilizing NLRB’s campaign and election law, regulations and procedures.

4.18 Gaming Related Licensing

The City and LCRA shall use their reasonable best efforts to cooperate with the Redeveloper during all phases of licensing for the Project before the MGC including, but not necessarily limited to, the following:

a. the City shall amend its gaming development plan on file with the MGC to conform to the Project;

b. the City shall sponsor and recommend to the MGC the selection of Redeveloper for investigation and licensing for the Project located in the City on terms and conditions set forth in this Agreement;

c. the parties hereby agree that design changes and regulatory requirements dictated by MGC or other legal or governmental authorities shall be accepted by the parties and implemented by Redeveloper using its reasonable best efforts and shall not be considered material modifications to the Project unless said changes or requirements have the effect in quantity and/or quality of reducing any of the Essential Elements;

d. commencing on the date of this Agreement, the City shall diligently pursue assurances from the MGC that MGC will not select or process any other riverboat gaming application for investigation which application proposes a gaming project within twenty-five miles of the city limits of St. Louis for a period commencing on the Investigation Date and terminating on the date that is seven years following the initial date of Licensure of the Redeveloper for the Project, provided that such agreement shall not apply to or limit any “Existing Gaming Project” or to the Redeveloper’s riverboat gaming application for a gaming project to be located in St. Louis County.

An Existing Gaming Project shall be defined as any gaming project for which the MGC has granted a license at the time of execution of this Agreement for gaming operations or subsequently re-licensed, regardless of any change in licensee or in ownership of licensee, and, except as provided in Section 4.18.d(ii), shall only mean such project at its location as of the date of execution of this Agreement, including:

(i) any excursion gambling boat authorized by the MGC to replace an excursion gambling boat (including another replacement excursion gambling boat) licensed to operate in any such gaming project; and

(ii) any MGC authorized change in location of any such gaming project located in the City of St. Louis at the time of execution of this Agreement (involving the original or any subsequent replacement excursion gambling boat); provided that such change in location does not result in the project or excursion gambling boat being located on or around the Mississippi River outside of the city limits of the City of St. Louis.

The parties agree that the MGC Agreement shall not apply to Redeveloper’s current St. Louis County Pinnacle Gaming Proposal dated on or about November 14, 2003 for a competing gaming project submitted to the County.

4.19 Competing Projects

The Redeveloper hereby agrees that it will not object to a requirement by the MGC that it will open no other gaming facility within twenty-five (25) miles of the Redevelopment Area for a period of one (1) year commencing upon the date of Licensure of the Redeveloper for the Project.

4.20 County Project Agreement

Upon execution of this Agreement by both parties, the City and the LCRA will exercise reasonable best efforts to enter into a County Project agreement with the County detailing the reasonable terms and conditions, including economic terms, under which the City or LCRA, as the case may be, will lease, provide easements and/or otherwise provide access, either by acquisition or condemnation, to City or LCRA-owned and/or controlled property necessary for the County Project.

4.21 Performance Guaranty

4.21.1    In order to secure the timely opening of the casino and hotel for the Project, the Redeveloper agrees to enter into construction contracts secured by standard forms of payment and performance bonds which include customary liquidated damages or penalties for the contractors failing to meet completion dates.

4.21.2    Unless otherwise permitted or agreed to, and provided that the MGC provides for at least a one (1) year separation between the Licensure of the Project and the licensure of any other gaming facility of the Redeveloper within twenty-five (25) miles of the Redevelopment Area, in the event the casino and hotel for the Project are not opened within eighteen (18) months of the commencement of construction, the Redeveloper shall pay to the LCRA Five Hundred Thousand and No/100 Dollars ($500,000.00) and in the event the casino and hotel for the Project are not opened within twenty-four (24) months of the commencement of construction, the Redeveloper shall pay to the LCRA an additional Five Hundred Thousand and No/100 Dollars ($500,000.00). Failure by Redeveloper to timely open the casino and hotel for the Project shall not effect the schedule for the residential/retail component of the Project. In the event the Redeveloper (i) fails to open the casino and hotel for the Project within thirty (30) months of the commencement of construction provided that the MGC provides for at least a one (1) year separation between the Licensure of the Project and the licensure of any other gaming facility of the Redeveloper within twenty-five (25) miles of the Redevelopment Area, or, in the alternative, eighteen (18) month from the date of the commencement of construction in the event that the MGC does not provide for at least a one (1) year separation between Licensure of the Project and licensure of any other gaming facility of the Redeveloper within twenty-five (25) miles of the Redevelopment Area or (ii) is unable to continue to operate the casino and hotel for the Project for a period of at least ten (10) years from the date of initial Licensure, Redeveloper shall pay to the LCRA an additional Ten Million and No/100 Dollars ($10,000,000.00) as liquidated damages and in such event, neither the LCRA nor the City shall have any other rights or remedies against Redeveloper. The Redeveloper’s payment obligations under this Section 4.21.2 are subject to Redeveloper’s rights of termination in Section 4.1.1 and if Redeveloper shall lawfully terminate this Agreement under said Section 4.1.1 prior to any payments being due under this Section 4.21.2, such payments shall not be owing as liquidated damages and in such event neither LCRA or the City shall have any other rights or remedies against Redeveloper. The Redeveloper’s payment obligation under this Section 4.21.2 are subject to Redeveloper’s rights of termination in Section 4.1.1 and if Redeveloper shall lawfully terminate this Agreement under said Section 4.1.1 prior to any payments being due under this Section 4.21.2, such payments shall not be owing.

4.21.3    The Redeveloper shall execute and deliver to the LCRA within fifteen (15) days following its selection by the MGC as the next applicant to be investigated, a First Deed of Trust in standard Missouri form prepared by the LCRA and approved by the Redeveloper for the benefit of the LCRA, granting a security interest in any and all Property owned by Redeveloper within the Redevelopment Area in an amount of Ten Million and No/100 Dollars ($10,000,000.00). In addition, Redeveloper shall provide to LCRA a fully paid lender’s title insurance policy, in standard ALTA form, issued by a title insurance company satisfactory to LCRA, in an amount equal to $10 Million and insuring the validity and priority of the first deed of trust lien thereon in favor of LCRA with no exceptions (including survey exceptions) which LCRA shall not have approved in writing and with such endorsements thereto as LCRA shall deem necessary or desirable, in its reasonable discretion, to protect its security interest in such Property or its rights and remedies under this Agreement. Such First Deed of Trust shall remain of record and such title insurance policy shall remain effective until the tenth (10th) anniversary of the date of initial Licensure of the Redeveloper for the Project. On such tenth anniversary, the LCRA shall release of the First Deed of Trust and cancel the title insurance policy. The Redeveloper shall have the right at any time to substitute a letter of credit in the amount of $10 million for the First Deed of Trust. In the event Redeveloper elects such a substitution it may cancel the title insurance policy. Upon payment by Redeveloper of said $10 million to the LCRA, Redeveloper may elect to terminate this Agreement and neither party shall have any further obligations or Liabilities hereunder. LCRA shall also release said First Deed of Trust if this Agreement is terminated for any other reason and at such time Redeveloper or its successors or permitted assigns have no outstanding or remaining obligations to LCRA or the City hereunder.

4.22 Confidentiality

Except as otherwise required by law, the parties agree that each will treat in confidence all documents, materials and other information which each party shall have obtained during the course of the negotiations leading to, and its performance of, the Term Sheet and this Agreement (the “Confidential Information”). Such Confidential Information shall not be communicated to any third party, including the media, without providing twenty-four hours advance written notice to the other party. The obligation of the parties to treat the Confidential Information in confidence shall not apply to any information which (i) is or becomes available from a source other than a party or such party’s counsel or representatives, (ii) is or becomes available to the public other than as a result of disclosure by one of the parties or their agents, (iii) is a public document or is required to be disclosed under applicable law, by a regulatory agency, administrative process or judicial process, but only to the extent it must be disclosed, or (iv) a party reasonably deems it necessary to disclose to obtain any of the consents or approvals contemplated hereby. Notwithstanding the foregoing, the parties hereto may provide Confidential Information to City officials, a party’s counsel, accountants, financial advisors, corporate parents, affiliates, officers, directors or employees thereof, provided that any such party, with the exception of City officials, receiving such information shall agree to the terms regarding confidentiality contained herein.

4.23 Choice of Law

This Agreement shall be taken and deemed to have been fully executed, made by the parties in, and governed by the laws of State of Missouri for all purposes and intents.

4.24 Entire Agreement; Amendment

The parties agree that this Agreement constitutes the entire agreement between the parties and that no other agreements or representations other than those contained in this Agreement have been made by the parties. This Agreement shall be amended only in writing and effective when signed by the authorized agents of the parties.

4.25 Counterparts

This Agreement may be executed in multiple counterparts, each of which shall constitute one and the same instrument

4.26 Severability

In the event any term or provision of this Agreement is held to be unenforceable by a court of competent jurisdiction, the remainder shall continue in full force and effect, to the extent the remainder can be given effect without the invalid provision.

4.27 Captions

The captions of this Agreement are for convenience and reference only and in no way define, limit or describe the scope or intent of this Agreement.

4.28 Disclaimer of Relationship

Neither anything contained in this Agreement nor any act of LCRA or the City on the one hand, and the Redeveloper on the other hand, shall be deemed or construed by any person to create any relationship of limited or general partnership or joint venture between LCRA/City and Redeveloper or any third party beneficiary in favor of any person.

4.29 Gender

Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular numbers shall be held to include the plural, unless the context otherwise requires.

4.30 No Waiver

No waiver by any party hereto or any violation or breach of any of the terms, provisions and covenants of this Agreement shall be deemed or construed to constitute a waiver of any other violation or breach of any of the other terms, provisions and covenants herein contained.

4.31 Attorneys’ Fees

In the event that any party hereto brings an action or proceeding for a declaration of rights of the parties under this Agreement, for injunctive relief, or for an alleged breach or default of this Agreement, or any other action arising out of this Agreement or the transactions contemplated hereby, the party substantially prevailing in any such action shall be entitled to an award of reasonable attorneys’ fees and any court costs incurred in such action or proceeding against the other party(s), in addition to any other damages or relief awarded, regardless of whether such action proceeds to final judgment.

ARTICLE V.

REPRESENTATIONS OF THE PARTIES

5.1 Representations of the LCRA

The LCRA hereby represents and warrants that it has full constitutional and lawful right, power and authority, under current applicable law, to execute and deliver and perform the terms and obligations of this Agreement and all of the foregoing have been or will be duly and validly authorized and approved by all necessary LCRA proceedings, findings and actions. Accordingly, this Agreement constitutes the legal, valid and binding obligation of the LCRA, enforceable in accordance with its terms.

5.2 Representations of the Redeveloper

The Redeveloper hereby represents and warrants that it is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, with perpetual existence, and has the full corporate power and authority to own its properties and to transact the business in which it is engaged or presently proposes to engage. Redeveloper further represents and warrants that it is duly qualified as a foreign corporation and in good standing in the State of Missouri. The Redeveloper further represents and warrants that it has full power to execute and deliver and perform the terms and obligations of this Agreement and all of the foregoing has been duly and validly authorized by all necessary corporate proceedings. This Agreement constitutes the legal, valid and binding obligation of the Redeveloper, enforceable in accordance with its terms.

ARTICLE VI.

OTHER ACTIONS AND AGREEMENTS BY THE PARTIES

6.1 Redeveloper’s Counsel’s Opinion

Contemporaneously herewith, Redeveloper shall deliver to LCRA an opinion of Redeveloper’s counsel dated on the date hereof in substantially the form of Exhibit F, attached hereto and incorporated by reference herein.

6.2 LCRA’s/City’s Counsel’s Opinion

Contemporaneously herewith, LCRA and the City shall deliver to Redeveloper an opinion of LCRA’s and City’s counsel dated on the date hereof in substantially the form of Exhibit G, attached hereto and incorporated by reference herein.

6.3 Standard and Times for Consents and Approvals

Where any provision of this Agreement requires the consent or approval of another party, each party agrees that it will not unreasonably withhold, condition, or delay such consent or approval, except as otherwise expressly provided in this Agreement (such as by words to the effect of: “sole”, “absolute” and/or “complete” discretion), and the reasonableness of each party’s determination shall be evaluated in accordance with any particular standards governing such particular consent or approval as expressly set forth in this Agreement, or if no standards are expressly set forth, then in accordance with all relevant facts and circumstances. Where any provision of this Agreement requires one party to do anything to the satisfaction of another party, another party agrees that it will not unreasonably refuse to state its satisfaction with such action. If no time is given hereunder for a party to respond to a written request by another party for an action or a consent or approval by the other party hereunder, another party shall have fifteen (15) days to take such action, or give such consent or approval, or affirmatively refuse in writing to do the same; and if such other party does neither, the requesting party shall have the right to send the other party a notice of default.

6.4 Term of Agreement

Unless earlier terminated as provided herein, the term of this Agreement shall commence on the date first written above and end when Redeveloper, or any successor or permitted assign is no longer operating the Project as a gaming casino for a continuous period of two (2) years, provided that all of Redeveloper’s, or Redeveloper’s successors’ or permitted assigns’ obligations and duties to LCRA and the City hereunder are satisfied at such termination date.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, the LCRA for itself and on behalf of the City and the Redeveloper have caused this Agreement to be executed in their respective names as of the date first above written.

“REDEVELOPER”:	PINNACLE ENTERTAINMENT, INC.

By: /s/ Daniel R. Lee
Name: Daniel R. Lee
Titled: Chairman & CEO

“LCRA”	LAND CLEARANCE FOR
REDEVELOPMENT AUTHORITY OF
THE CITY OF ST. LOUIS, for itself and on
behalf of the City of St. Louis, Missouri

By: /s/ Rodney Crim
Rodney Crim, Executive Director

List of Exhibits

Exhibit A        —        Legal Description of the Redevelopment Area

Exhibit B        —        Project Proposal Essential Elements

Exhibit C        —        Improvements

Exhibit D        —        Form of Certificate of Commencement of Construction

Exhibit E        —        Form of Certificate of Commencement of Substantial Completion

Exhibit F        —        Form of Redeveloper’s Counsel’s Opinion

Exhibit G        —        Form of LCRA’s/City Counsel’s Opinion

STATE OF MISSOURI        )

                                               )    SS

COUNTY OF ST. LOUIS    )

On this              day of March, 2004, before me appeared Rodney Crim, to me personally known, who, being by me duly sworn, did say that he is the Executive Director of the LAND CLEARANCE FOR REDEVELOPMENT AUTHORITY OF THE CITY OF ST. LOUIS, MISSOURI, a body politic and corporate organized under the laws of the State of Missouri, and said instrument was signed in behalf of said Authority for itself and on behalf of the City of St. Louis, Missouri by authority of its Board of Commissioners and as authorized by the Board of Aldermen of the City of St. Louis, Missouri, and said individual acknowledged said instrument to be the free act and deed of said Authority and said City.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

Notary Public

(SEAL)

My Commission Expires:

STATE OF NEVADA        )

                                             )    SS

COUNTY OF CLARK      )

On this 22nd day of April, 2004, before me appeared Daniel R. Lee, to me personally known, who, being by me duly sworn, did say that he is the Chairman and CEO of PINNACLE ENTERTAINMENT, INC., a Delaware corporation, and that he/she is authorized to sign the instrument on behalf of said corporation by authority of its Board of Directors, and acknowledged to me that he/she executed the within instrument as said corporation’s free act and deed.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

/s/ Victoria R. Crockett

Notary Public

(Seal)

My Commission Expires:

March 22, 2007

EXHIBIT A

Legal Description of the Redevelopment Area

A-1

LEGAL DESCRIPTION

(Parcel 1)

A tract of land being part of that property conveyed to The Boatmen’s National Bank of St. Louis by deed recorded in Deed Book 602, Page 1584 of the St. Louis City Records, situated in City Block 70 of the City of St. Louis, Missouri, being more particularly described as follows:

Commencing at the Northeastern corner of City Block 70, being a point on the former Southern Right Of Way Line of Carr Street, 50 feet wide, at its intersection with a point on the former Western Right Of Way Line of 2nd Street, 38.50 wide: thence Southwesterly, along the former Western Right Of Way Line of said 2nd Street, South 08 degrees 29 minutes 34 seconds West -160.00 feet to the Northeastern corner of property conveyed to St. Louis Casino Corporation by deed recorded in Deed Book 1033M, Page 1130, of the St. Louis City Records; thence Northwesterly, along the Northern Line of said property conveyed to St. Louis Casino Corporation, North 81 degrees 30 minutes 26 seconds West 1650 feet to the Southwestern corner of property conveyed to Land Clearance for Redevelopment Authority of the City of St. Louis, for the widening of 2nd Street, by deed recorded in Deed Book 1448M, Page 1 of the St. Louis City Records, and the Point Of Beginning of the tract of land hereon described; thence Northwesterly, continuing along the Northern Line of said property conveyed to St. Louis Casino Corporation, North 81 degrees 30 minutes 26 seconds West 385.08 feet to the Northwestern corner thereof, being a point on the Eastern Right of Way Line of North 3rd Street, variable width thence Northwesterly, along the Eastern Right Of Way Line of said North 3rd Street, North 01 degree 07 minutes 27 seconds West 342.36 feet to a point on curve; thence Northeasterly and Easterly, along the Southern Line of property conveyed to the Missouri Highway and Transportation Commission, for the widening of Carr Street, by deed recorded in Deed Book 1258M, Page 8-18, and re-recorded in Deed Book 1507M, Page 27, of the St. Louis City Records, along a curve to the right having a radius of 109.50 feet, an arc distance of 114.58 feet (North 59 degrees 41 minutes 24 seconds East 109.42 feet on its chord) to a point of tangency; thence North 89 degrees 40 minutes 00 seconds East 35.95 feet to a point of curvature; thence Easterly, along a curve to the right having a radius of 517.46 feet, in arc distance of 75.36 feet (South 86 degrees 10 minutes 00 seconds East 75.20 on its chord) to a point of tangency; thence South 82 degrees 00 minutes 00 seconds East 239.29 feet to the most Western corner of property conveyed to Land Clearance for Redevelopment Authority of the City of St. Louis, for the widening of 2nd Street, by deed recorded in Deed Book 1448M, Page 1, as aforementioned; thence Southeasterly, along the Western Line thereof, South 36 degrees 45 minutes 13 seconds East 10.21 feet to a point; thence Southwesterly, continuing along the Western Line of said property conveyed to Land Clearance for Redevelopment Authority of the City of St. Louis, South 08 degrees 29 minutes 34 seconds West 412.61 feet to the point of beginning, containing 3.949 acres, more or less (172.031 square feet).

LEGAL DESCRIPTION

(Parcel 3)

A tract of land being part of that property conveyed to St. Louis Casino Corporation by deed recorded in Deed Book 1033M, Page 1130, of the St. Louis City Records, situated in City Block 70 of the City of St. Louis, Missouri, being more particularly described as follows:

Commencing at the Southeastern corner of City Block 70, being a point on the former Western Right Of Way Line of 2nd Street, 38.50 feet wide, at its intersection with Dr. Martin Luther King Drive (formerly Franklin Avenue) 32.08 feet wide; thence Northwesterly, along the former Southern Right Of Way Line of said Dr. Martin Luther King Drive, North 80 degrees 08 minutes 27 seconds West 4.37 feet to the Southwestern corner of property conveyed to Land Clearance for Redevelopment Authority of the City of St. Louis, for the widening of 2nd Street, by deed recorded in Deed Book 1446N, Page 569 of the St. Louis City Records, being the Point Of Beginning of the tract of land hereon described; thence Northwesterly, along the Southern Right Of Way Line of Dr. Martin Luther King Drive, North 80 degrees 08 minutes 27 seconds West 260.43 feet to the most Eastern corner of property conveyed to the State of Missouri by Cause No. 952-01-442 of the Circuit Court of the City of St. Louis recorded in Deed Book 1175M, Page 924, of the St. Louis City Records; thence Northwesterly, along the Northeastern Line of said property conveyed to the State of Missouri, along a curve to the right having a radius of 214.50 feet, an arc distance of 80.98 feet (North 56 degrees 21 minutes 02 seconds West 80.50 feet on its chord) to a non-tangential point on the Western Right Of Way Line of North 3rd Street, variable width; thence Northwesterly, along the Eastern Right Of Way Line of said North 3rd Street. North 01 degree 07 minutes 27 seconds West 383.03 feet to the Southwestern corner of property conveyed to The Boatmen’s National Bank of St. Louis by deed recorded in Deed Book 601, Page 1584, of the St. Louis City Records, thence Southeasterly, along the Southern Line of said property conveyed to The Boatmen’s National Bank of St. Louis, South 81 degrees 30 minutes 26 seconds East 385.08 feet to a point; thence Southwesterly, along the Western Line of the aforementioned property conveyed to Land Clearance for Redevelopment Authority of the City of St. Louis, for the widening of 2nd Street, by deed recorded in Deed Book 1446M, Page 569, South 08 degrees 29 minutes 34 seconds West 260.35 feet to a point of curvature; thence Southwesterly, along a curve to the left having a radius of 1010.50 feet, an arc distance of 135.67 feet (South 04 degrees 38 minutes 47 seconds West 135.57 feet on its chord) to a point of tangency, thence South 00 degrees 48 minutes 00 seconds West 22.66 feet to the point of beginning, containing 3,321 acres, more or less (144,670 square feet).

EXHIBIT B

Project Proposal

Essential Elements

COMMITMENT

Total investment:	$257.7 million ($200 million total construction, $7.7 million land, $50 million residential/retail commitment) plus the cost of tenant improvements

Casino size:	75,000 sq. ft.—on a single level 2,000 slots 40 tables

Jobs:	1,157 FTE (well paying with full benefits) for operations for the first year; staffing equivalent to similar luxury hotel/casino developments thereafter

Hotel rooms:	200 luxury rooms Four Seasons Hotel, Fairmont, St Regis, Intercontinental or other City approved luxury hotel

Residential/ Retail:	$50 million commitment to residential housing either on site in a high end luxury condominium tower or in newly constructed mid to upper end housing projects elsewhere within downtown St. Louis or City approved retail development(s) within downtown St. Louis

Parking:	2,000 parking spaces Parking garage

Restaurants:	3+ (including high quality buffet)

Lounge/night clubs:	1 Entertainment lounge/several bars

Retail and Other Amenities:	Gift, retail shops, full service salon and spa and health club totaling a minimum of 30,000 sq. ft.

Convention/ meeting space:	12,000 sq. ft.

Infrastructure/ Improvements:	Exhibit C

B-1

EXHIBIT C

IMPROVEMENTS

Enclosed pedestrian bridge across MLK to traffic island near Dome

Enclosed pedestrian bridge across 2nd St. to Embassy Suites Hotel (subject to Embassy Suites approval)

Extensive landscaping of plaza along Broadway to include casino signage in conformance with City Sign ordinances

Trees along N. 2nd St. & Carr St.

Fully landscaped perimeter

New crosswalks at existing traffic lights to access Laclede’s Landing and Convention Center from pedestrian bridge

Accessible parking in compliance with federal, state and local law

Bus stops at appropriate locations in accordance with Metro Development Agency

Left turn extension onto Carr Street to alleviate traffic congestion entering area from southbound off-ramp of I-70

All infrastructure (street & utilities) necessary to construct, maintain and operate the Project

Street lighting and “clear path” from landing of MLK pedestrian bridge to entrance to Convention Center

Flood protection/site drainage in accordance with MSD/City regs

C-1

EXHIBIT D

Form of Certificate of Commencement of Construction

DELIVERED BY

PINNACLE ENTERTAINMENT, INC.

The undersigned, Pinnacle Entertainment, Inc. (the “Redeveloper”), pursuant to that certain Redevelopment Agreement dated as of March             , 2004, between the Land Clearance for Redevelopment Authority of the City of St. Louis (the “LCRA”) for itself and on behalf of the City of St Louis, Missouri and Redeveloper (the “Agreement”) hereby certifies to the LCRA as follows:

1.	All property within the Redevelopment Area necessary for the Redevelopment Project (as legally described on Appendix A attached hereto and by this reference incorporated herein and made a part hereof), has been acquired by Redeveloper in accordance with the Agreement.

2.	Redeveloper has entered into an agreement with a contractor or contractors to construct the Redevelopment Project.

3.	Redeveloper has obtained all necessary financing to complete the Redevelopment Project.

4.	This Certificate of Commencement of Construction is being issued by Redeveloper to the LCRA in accordance with the Agreement to evidence Redeveloper’s satisfaction of all obligations and covenants with respect to commencement of construction of the Redevelopment Project.

Terms not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

IN WITNESS WHEREOF, the undersigned has hereunto set his/her hand this day of                     , 20

PINNACLE ENTERTAINMENT, INC.

By:

Name:

Title:

D-1

EXHIBIT E

Form of Certificate of Substantial Completion

The undersigned, PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Redeveloper”), pursuant to that certain Redevelopment Agreement dated as of March     , 2004, between the Land Clearance for Redevelopment Authority of the City of St. Louis (the “LCRA”) for itself and on behalf of the City of St Louis, Missouri, and the Redeveloper (the “Agreement”), hereby certifies to the LCRA as follows:

1. That as of             ,             , the construction of the Redevelopment Project (as that term is defined in the Agreement) has been substantially completed in accordance with the Agreement.

2. That the Work has been substantially completed or funded pursuant to the Agreement.

3. The Work has been performed in a workmanlike manner and substantially in accordance with the Construction Plans (as those terms are defined in the Agreement).

4. This Certificate of Substantial Completion is accompanied by the project architect’s or owner representative’s certificate of substantial completion on AIA Form G-704 (or the substantial equivalent thereof), a copy of which is attached hereto as Appendix A and incorporated herein by reference, certifying that the Redevelopment Project has been substantially completed in accordance with the Agreement.

5. Lien waivers for applicable portions of said Work in excess of Five Thousand Dollars ($5,000) have been obtained.

6. This Certificate of Substantial Completion is being issued by the Redeveloper to the LCRA in accordance with the Agreement to evidence the Redeveloper’s satisfaction of all material Project construction obligations and covenants with respect to the Redevelopment Project.

7. The acceptance (below) or the failure of the LCRA to object in writing to this Certificate within thirty (30) days of the date of delivery of this Certificate to the LCRA (which written objection, if any, must be delivered to the Redeveloper prior to the end of such thirty (30) days) shall evidence the satisfaction of the Redeveloper’s agreements and covenants to perform said Work.

Upon such acceptance by the LCRA, the Redeveloper may record this Certificate in the office of the City’s Recorder of Deeds. This Certificate is given without prejudice to any rights against third parties which exist as of the date hereof or which may subsequently come into being. Terms not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

E-1

IN WITNESS WHEREOF, the undersigned has hereunto set his/her hand this      day of             , 20    .

PINNACLE ENTERTAINMENT, INC.

By:
Name:
Title:

ACCEPTED: LAND CLEARANCE FOR REDEVELOPMENT AUTHORITY OF THE CITY OF ST. LOUIS

By:
Name:
Title:

(Insert Notary Form(s) and Legal Description)

E-2

EXHIBIT F

Form of Redeveloper’s Counsel’s Opinion

            , 2004

Land Clearance for Redevelopment Authority of the City of St. Louis (“LCRA”) 1015 Locust Street, Suite 1200 St. Louis, Missouri 63101	City of St. Louis, Missouri (“City”) City Hall 1200 Market Street St. Louis, Missouri 63103

We have acted as special counsel for Pinnacle Entertainment Inc., a Delaware corporation, (“Pinnacle”), in connection with the negotiation, execution and delivery of a Redevelopment Agreement and Option for Ground Lease each dated             , 2004, by and between LCRA for itself and on behalf of the City, on the one hand, and Pinnacle, on the other hand, concerning the development of a gaming facility and related improvements in the downtown area of St Louis, Missouri, and certain related documents to the extent a contractual part thereof and described therein (collectively, the “Development Documents”).

This opinion is being delivered to LCRA and the City pursuant to Section 6.2 of the Development Agreement. Capitalized terms used but not defined herein shall have the meanings given them in the Development Documents.

We have examined an executed original, or what purported be a true copy, of each of the following:

(a)	the Development Documents;

(b)	an opinion of Pinnacle’s Nevada counsel, , concerning the applicable state statutes and the organizational documents of Pinnacle; and

(c)	an opinion of Pinnacle’s Nevada counsel, , concerning minutes of or authorizations from Pinnacle corporate proceedings.

The opinions expressed in this letter are based solely upon our examination of the documents listed above and such other documents, if any, as are specifically referred to in this opinion as having been examined by us. We have not examined any other documents that are referred to in or incorporated by reference into any of the documents listed above, nor have we examined any other documents executed or created in connection with the transactions contemplated by the Development Documents.

In rendering our opinions, we have, without independent evaluation, made the following assumptions:

1. We have assumed that LCRA and the City are each a body corporate and politic duly formed and validly existing in good standing under the laws of Missouri, and that each has the power and authority to execute, deliver and comply with the provisions of the Development Documents, that the persons signing the Development Documents on behalf of LCRA and the City have been duly authorized to do so by all necessary actions, and that each of the Development Documents which has been executed on behalf of LCRA and the City creates legal, valid, and binding obligations of LCRA and the City and is enforceable against LCRA and the City, as the case may be, in accordance with its terms.

2. We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with authentic originals of all documents submitted to us as copies.

Based upon the foregoing, and subject to the qualifications set forth below, it is our opinion that:

(a)	Pinnacle is duly organized and validly existing and in good standing as a corporation under the laws of the State of Delaware.

(b)	Pinnacle is duly qualified to transact business in and is in good standing under the laws of the State of Missouri.

(c)	Pinnacle has the power and authority and has exercised such power and authority to, execute and deliver the Development Documents.

(d)	The person signing the Development Documents on behalf of Pinnacle has been duly authorized to do so by all necessary corporate actions.

(e)	The Development Documents are valid and binding on Pinnacle and enforceable against Pinnacle in accordance with their respective terms to the extent their validity, binding nature and enforceability are governed by Missouri law.

The foregoing opinions are subject to, qualified and limited by, and based upon the following:

(i)	Our opinions are based upon the laws of the State of Missouri and the laws of Delaware governing the incorporation of Pinnacle, and we express no opinion as to the law, or as to any matter which may be governed by the law, of any jurisdiction other than the State of Missouri and the laws of Delaware governing the incorporation of Pinnacle. Our opinion in part (b) is based solely on a certificate of good standing for Pinnacle we obtained from the Missouri Secretary of State and a telephone conversation we had with the Missouri Secretary of State on the date of this opinion confirming the continued validity of such certificate.

(ii)	We express no opinion as to the existence of, or as to the title to or ownership of, any real or personal property with which the Development Documents purport to deal.

(iii)	We express no opinion, regarding the treatment of the transactions contemplated by the Development Documents under the securities laws or regulations of the United States, the State of Missouri or any other state except that nothing contained in the Development Documents permits rescission of the transactions contemplated thereby based on any such laws or regulations.

(iv)	We have assumed that the transactions contemplated by the Development Documents will be effected in the future in accordance with the terms thereof and that all instruments which must be filed or recorded with public bodies to be enforceable against the parties or third parties will be properly filed or recorded.

(v)	The enforceability of the Development Documents may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, receivership, arrangement, fraudulent transfers, moratorium or redemption, by other laws relating to or affecting generally the enforcement of creditors’ rights or the collection of debtors’ obligations, or by the valid exercise of the sovereign powers of the United States or any other governmental entity.

(vi)	The enforceability of the Development Documents is subject to and may be affected by general principles of equity (regardless of whether enforcement is sought in proceedings in equity or at law), including the inherent authority of a court of equity to deny enforcement of any provision thereof on equitable grounds.

(vii)	Without limiting the generality of paragraph (vi), above, we express no opinion with respect to the availability of the remedy of specific performance or other remedies requiring the exercise of judicial discretion.

(viii)	The enforceability of the Development Document may be subject to an implied covenant of good faith and fair dealing, and LCRA’s and the City’s exercise of their rights thereunder may be limited by standards of commercial reasonableness.

(ix)	Certain provisions of the Development Documents may be invalid or unenforceable, in whole or in part, but the inclusion of such provisions does not affect the overall validity of the Development Documents and, except as stated, the Development Documents contain adequate provisions for enforcing the obligations of Pinnacle evidenced thereby.

(x)	Without limiting the generality of paragraph (ix), above, we express no opinion as to the enforceability of any provisions in the Development Documents which, (a) authorize forcible entry on any property or other self-help remedies for default; (b) bind Pinnacle to submit to the jurisdiction of any court; (c) waive any party’s right to trial by jury; or (d) waive the benefits of statutory provisions or common law rights.

(xi)	The choice of Missouri law as the law governing the Development Documents may be limited by federal law to the extent that it preempts Missouri law.

(xii)	LCRA’s and the City’s rights to exercise their remedies under the Development Documents may be subject to their strict compliance with the terms and conditions of the Development Documents, including but not limited to applicable notice and cure provisions contained in the Development Documents.

(xiii)	Our opinion is subject to any errors or imperfections of a procedural or technical nature in connection with any action instituted for the purpose of exercising any of the remedies available against Pinnacle under the Development Documents, including but not limited to any failure to institute any such action within the time allowed under any applicable statute of limitations.

(xiv)	Except as specifically set forth herein, we express no opinion as to the accuracy or completeness of any warranty or representation made by Pinnacle in the Development Documents or any other document.

(xv)	This opinion relates solely to the matters explicitly covered herein, and no opinion is implied or may be inferred with respect to any other matter.

(xvi)	Any references herein to our “knowledge” and the “best of our knowledge,” and other references herein of similar import, refer to the present, conscious and actual knowledge of lawyers in this firm currently engaged in the provision of services to Pinnacle in connection with the Development Documents and the transactions contemplated thereby, and shall not imply that we have conducted a general review of our files or other factual investigation (beyond the examination of documents specifically referred to herein) relating to Pinnacle or that any other lawyers in this firm have been consulted with respect to their knowledge regarding any matter referred to herein.

(xvii)	[Such other standard or customary qualifications or limitations as are reasonably approved by LCRA and the City.]

[Counsel may base the opinions herein in part on opinions from Pinnacle’s General Counsel, or other counsel retained by Pinnacle which other counsel are reasonably acceptable to LCRA and the City.]

The opinions stated herein are as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur. This opinion is being delivered to the LCRA and the City for their sole use and benefit in connection with the transactions contemplated in the Development Documents, may not be relied upon or utilized, in whole or in part, by any other person or for any other purpose, and may not be reproduced or delivered to any other person, except with our prior written consent.

Very truly yours,

/s/ Pinnacle Counsel

EXHIBIT G

Form of LCRA/City’s Counsel’s Opinion

            , 2004

Pinnacle Entertainment, Inc.

3800 Howard Hughes Parkway, Suite 1800

Las Vegas, NV 89109

Dear Sirs and Mesdames:

We have acted as special counsel for the Land Clearance for Redevelopment Authority of the City of St. Louis (“LCJRA”) and the City of St. Louis, Missouri, each a public body corporate and politic, in connection with the negotiation, execution and delivery of a Development Agreement dated April             , 2004, by and between LCRA for itself and on behalf of the City, on the one hand, and Pinnacle Entertainment, Inc. (“Pinnacle”) on the other hand, concerning the development of gaming facility and related improvements in the area of St. Louis, Missouri, and certain related documents to the extent a contractual part thereof and described therein (the “Development Agreement”).

This opinion is being delivered to Pinnacle pursuant to Section 6.3 of the Development Agreement. Capitalized terms used but not defined herein shall have the meanings given them in the Development Agreement.

We have examined an executed original, or what purported to be a true copy, of each of the following:

(a)	the Development Agreement;

(b)	the applicable state statutes and the organizational documents of LCRA and the City; and

(c)	minutes of or authorizations from LCRA and the City proceedings.

The opinions expressed in this letter are based solely upon our examination of the documents listed above and such other documents, if any, as are specifically referred to in this opinion as having been examined by us. We have not examined any other documents that are referred to in or incorporated by reference into any of the documents listed above, nor have we examined any other documents executed or created in connection with the transactions contemplated by the Development Agreement.

In rendering our opinions, we have, without independent evaluation, made the following assumptions:

1. We have assumed that Pinnacle is a Delaware corporation duly formed and validly existing in good standing under the laws of Delaware, and that Pinnacle is qualified to transact business and in good standing in Missouri, that Pinnacle has the power and authority to execute, deliver and comply with the provisions of the Development Agreement, that the persons signing the Development Agreement on behalf of Pinnacle have been duly authorized to do so by all necessary actions, and that the Development Agreement which has been executed on behalf of Pinnacle creates legal, valid, and binding obligations of Pinnacle and is enforceable against Pinnacle in accordance with its terms.

2. We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with authentic originals of all documents submitted to us as copies.

Based upon the foregoing, and subject to the qualifications set forth below, it is our opinion that:

(a)	LCRA and the City are each duly organized and validly existing as public corporations under the laws of the State of Missouri.

(b)	LCRA has the power and authority and has exercised such power and authority to execute and deliver the Development Agreement.

(c)	The persons signing the Development Agreement on behalf of LCRA have been duly authorized to do so by any necessary corporate actions.

(d)	The Development Agreement is valid and binding on LCRA and the City, as the case may be, and enforceable against LCRA and the City, as the case may be, in accordance with its terms to the extent their validity, binding nature and enforceability are governed by Missouri law.

The foregoing opinions are subject to, qualified and limited by, and based upon the following:

(i)	Our opinions are based upon the laws of the State of Missouri, and we express no opinion as to the law, or as to any matter which may be governed by the law, of any jurisdiction other than the State of Missouri.

(ii)	We express no opinion as to the existence of, or as to the title to or ownership of, any real or personal property with which the Development Agreement purports to deal.

(iii)	We express no opinion regarding the treatment of the transactions contemplated by the Development Agreement under the securities laws or regulations of the United States, the State of Missouri or any other state.

(iv)	We have assumed that the transactions contemplated by the Development Agreement will be effected in the future in accordance with the terms thereof.

(v)	The enforceability of the Development Agreement may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, receivership, arrangement, fraudulent transfers, moratorium or redemption, by other laws relating to or affecting generally the enforcement of creditors’ rights or the collection of debtors’ obligations, or by the valid exercise of the sovereign powers of the United States or any other governmental entity.

(vi)	The enforceability of the Development Agreement is subject to and may be affected by general principles of equity (regardless of whether enforcement is sought in proceedings in equity or at law), including the inherent authority of a court of equity to deny enforcement of any provision thereof on equitable grounds.

(vii)	Without limiting the generality of paragraph (vi), above, we express no opinion with respect to the availability of the remedy of specific performance or other remedies requiring the exercise of judicial discretion.

(viii)	The enforceability of the Development Agreement may be subject to an implied covenant of good faith and fair dealing, and Pinnacle’s exercise of its rights thereunder may be limited by standards of commercial reasonableness.

(ix)	Certain provisions of the Development Agreement may be invalid or unenforceable, in whole or in part, but the inclusion of such provisions does not affect the overall validity of the Development Agreement and, except as stated, the Development Agreement contains adequate provisions for enforcing the obligations of LCRA and the City evidenced thereby.

(x)	Without limiting the generality of paragraph (ix), above, we express no opinion as to the enforceability of any provisions in the Development Agreement which (a) authorize forcible entry on any property or other self-help remedies for default; (b) bind LCRA or the City to submit to the jurisdiction of any court; (c) waive any party’s right to trial by jury, (d) waive the benefits of statutory provisions or common law rights; or (e) relate to actions taken or not taken by the Missouri Gaming Commission.

(xi)	The choice of Missouri law as the law governing the Development Agreement may be limited by federal law to the extent that it preempts Missouri law.

(xii)	Pinnacle’s rights to exercise its remedies under the Development Agreement may be subject to Pinnacle’s strict compliance with the terms and conditions of the Development Agreement, including but not limited to applicable notice and cure provisions contained in the Development Agreement.

(xiii)	Our opinion is subject to any errors or imperfections of a procedural or technical nature in connection with any action instituted for the purpose of exercising any of the remedies available against LCRA or the City under the Development Agreement, including but not limited to any failure to institute any such, action within the time allowed under any applicable statute of limitations.

(xiv)	We express no opinion as to the accuracy or completeness of any warranty or representation made by LCRA or the City in the Development Agreement or any other document

(xv)	This opinion relates solely to the matters explicitly covered herein, and no opinion is implied or may be inferred with respect to any other matter.

(xvi)	Any references herein to our “knowledge” and the “best of our knowledge,” and other references herein of similar import, refer to the present, conscious and actual knowledge of lawyers in this firm currently engaged in the provision of services to LCRA or the City in connection with the Development Agreement and the transactions contemplated thereby, and shall not imply that we have conducted a general review of our files or other factual investigation (beyond the examination of documents specifically referred to herein) relating to LCRA or the. City or that any other lawyers in this firm have been consulted with respect to their knowledge regarding any matter referred to herein.

(xvii)	[Such other standard or customary qualifications or limitations as are reasonably approved by Pinnacle.]

[Counsel may base the opinions herein in part on opinions from the City Attorney, or other counsel retained by LCRA or the City.]

The opinions stated herein are as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is being delivered to Pinnacle for its sole use and benefit in connection with the transactions contemplated in the Development Agreement, may not be relied upon or utilized, in whole or in part, by any other person or for any other purpose, and may not be reproduced or delivered to any other person, except with our prior written consent.

Very truly yours,

/s/ LCRA/City’s Counsel